Exhibit 2.1
SEPARATION AND DISTRIBUTION AGREEMENT

by and between
FORTRESS TRANSPORTATION & INFRASTRUCTURE INVESTORS LLC

and

FTAI INFRASTRUCTURE INC.

dated as of

August 1, 2022

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS

Section 1.1	Definitions	5
Section 1.2	Interpretation	14

ARTICLE II

THE RESTRUCTURING

Section 2.1	Transfers of Assets and Assumptions of Liabilities	15
Section 2.2	Termination of Intercompany Agreements	19
Section 2.3	Settlement of Intercompany Account	19

ARTICLE III

CERTAIN ACTIONS PRIOR TO THE DISTRIBUTION

Section 3.1	SEC and Other Securities Filings	20
Section 3.2	Nasdaq Listing Application	20
Section 3.3	Distribution Agent Agreement	20
Section 3.4	Management Agreements	21
Section 3.5	Governmental Approvals and Consents	21
Section 3.6	Ancillary Agreements	21
Section 3.7	Governance Matters	21
Section 3.8	Internal Restructuring	21
Section 3.9	Trademark Assignment	21

ARTICLE IV

THE DISTRIBUTION

Section 4.1	Dividend to FTAI	22
Section 4.2	Delivery to Distribution Agent	22
Section 4.3	Mechanics of the Distribution	22
Section 4.4	FTAI Equity Award Adjustment	22

ARTICLE V

CONDITIONS

Section 5.1	Conditions Precedent to Consummation of the Distribution	24
Section 5.2	Right Not to Close	25

i

ii

Exhibit A – FTAI Infrastructure Subsidiaries
Exhibit B – Plan of Restructuring
Exhibit C – Form of FTAI Management Agreement
iii

SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”) is entered into as of August 1, 2022, by and between Fortress Transportation and Infrastructure Investors LLC, a Delaware limited liability company (“FTAI”), and FTAI Infrastructure Inc., a Delaware corporation (“FTAI Infrastructure”). FTAI and FTAI Infrastructure are sometimes referred to herein individually as a “Party,” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth or referenced in Section 1.1.

RECITALS

WHEREAS, FTAI, acting through its Subsidiaries, currently conducts its infrastructure business and its aviation business;

WHEREAS, the board of directors of FTAI delegated to a special committee comprised solely of independent and disinterested (under Delaware law for purposes of evaluating the Specified Matters and related actions) board members the full power and responsibility to, among other things, (i) review, consider and evaluate the Specified Matters, (ii) conduct negotiations in respect of such Specified Matters and the terms thereof, (iii) determine whether the terms of such Specified Matters are fair to, and in the best interests of, FTAI and its shareholders and (iv) act with respect to the Specified Matters (including to approve or reject the terms of, and the entry into any agreement providing for, any Specified Matter in its sole discretion);

WHEREAS, the special committee, after consultation with its independent legal and financial advisors, unanimously determined that the terms of the Specified Matters are fair to, and in the best interests of, FTAI and its shareholders and approved the terms of, and the entry into the agreements providing for, the Specified Matters;

WHEREAS, the board of directors of FTAI has determined that it is advisable, fair to and in the best interests of FTAI and its shareholders to enter into the Transactions, including to contribute certain infrastructure assets and liabilities to FTAI Infrastructure and establish FTAI Infrastructure as an independent publicly traded company;

WHEREAS, on July 29, 2022, FTAI Infrastructure LLC, a Delaware limited liability company, converted into a Delaware corporation to become FTAI Infrastructure (the “Conversion”);

WHEREAS, in furtherance thereof, the board of directors of FTAI and the board of directors of FTAI Infrastructure have approved certain transactions to occur prior to the Effective Time, including the Conversion, all as more fully described and defined in this Agreement and the Ancillary Agreements (together with the other internal restructuring steps set forth in the Plan of Restructuring, the “Restructuring”);

WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the Restructuring and the Distribution and to set forth certain other agreements that will, following the Distribution, govern certain matters relating to the Restructuring and the Distribution and the relationship between FTAI and/or its Subsidiaries on the one hand, and FTAI Infrastructure and/or its Subsidiaries on the other hand;

WHEREAS, the board of directors of FTAI, in exploring and considering the transactions contemplated by this Agreement, designed the transaction contemplated by this Agreement such that all FTAI Assets and FTAI Liabilities immediately prior to the Transactions would generally be allocated to FTAI, and all FTAI Infrastructure Assets and FTAI Infrastructure Liabilities held by FTAI immediately prior to the Transactions would be allocated to FTAI Infrastructure pursuant to the terms and conditions of this Agreement and the Ancillary Agreements, thereby creating FTAI Infrastructure as a simplified infrastructure company; and

WHEREAS, pursuant to the terms of this Agreement, the Parties intend to effect the separation of FTAI and FTAI Infrastructure whereby (a) Fortress Worldwide Transportation and Infrastructure General Partnership, a Delaware general partnership (“Holdco”), shall distribute to FTAI and Fortress Worldwide Transportation and Infrastructure Master GP LLC (“Master GP”), on a pro rata basis, all of the outstanding shares of common stock, par value $0.01 per share, of FTAI Infrastructure (“FTAI Infrastructure Common Stock”), owned by Holdco as of the Distribution Date (which shall represent 100% of the issued and outstanding shares of FTAI Infrastructure Common Stock), and (b) FTAI shall subsequently distribute to the holders of FTAI’s outstanding Class A common shares, par value $0.01 per share (“FTAI Common Shares”), on a pro rata basis, all of the outstanding shares of FTAI Infrastructure Common Stock, owned by FTAI as of the Distribution Date.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1       Definitions. As used in this Agreement, the following terms shall have the meanings set forth or referenced in this Section 1.1:

“Action” means any demand, claim, action, suit, countersuit, arbitration, litigation, inquiry, proceeding or investigation by or before any Governmental Authority or any arbitration or mediation tribunal or authority.

“Adjusted FTAI Options” has the meaning set forth in Section 4.4(b)(ii).

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person; provided, however, that (a)(i) the members of the FTAI Group and (ii) the members of the FTAI Infrastructure Group shall not be deemed Affiliates of each other following the Distribution and (b) FIG LLC and its Affiliates shall not be deemed Affiliates of either the FTAI Group or the FTAI Infrastructure Group prior to or following the Distribution. For this purpose “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement and includes all Exhibits and Schedules attached hereto or delivered pursuant hereto.

“Agreement Dispute” has the meaning set forth in Section 10.1.

“Ancillary Agreements” has the meaning set forth in Section 3.6.

“Appointed Representative” has the meaning set forth in Section 10.2.

“Appropriate Member of the FTAI Group” has the meaning set forth in Section 9.3.

“Appropriate Member of the FTAI Infrastructure Group” has the meaning set forth in Section 9.2.

“Asset” means all rights, properties or other assets, whether real, personal or mixed, tangible or intangible, of any kind, nature and description, whether accrued, contingent or otherwise, and wheresoever situated and whether or not carried or reflected, or required to be carried or reflected, on the books of any Person.

“Business Day” means a day other than a Saturday, a Sunday or a day on which banking institutions located in the State of New York are authorized or obligated by applicable Law or executive order to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means any and all information:

(a)      that is required to be maintained in confidence by any Law or under any Contract;

(b)     concerning market studies, business plans, computer hardware, computer software (including all versions, source and object codes and all related files and data), software and database technologies, systems, structures and architectures, and other similar technical or business information;

(c)      concerning any business and its affairs, which includes earnings reports and forecasts, macro-economic reports and forecasts, business and strategic plans, general market evaluations and surveys, litigation presentations and risk assessments, financing and credit-related information, financial projections, tax returns and accountants’ materials, historical, business plans, strategic plans, Contracts, however documented, and other similar financial or business information;

(d)     constituting communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), communications and materials otherwise related to or made or prepared in connection with or in preparation for any legal proceeding; or

(e)      constituting notes, analyses, compilations, studies, summaries and other material that contain or are based, in whole or in part, upon any information included in the foregoing clauses (a) through (d).

“Consent” means any consent, waiver or approval from, or notification requirement to, any Person other than a member of either Group.

“Contract” means any written, oral, implied or other contract, agreement, addenda, covenant, lease, license, guaranty, indemnity, representation, warranty, assignment, sales order, purchase order, power of attorney, instrument or other commitment, assurance, undertaking, understanding or arrangement that is binding on any Person or entity or any part of its property under applicable Law.

“CPR” means The International Institute for Conflict Prevention & Resolution.

“CPR Rules” has the meaning set forth in Section 10.3(a).

“Deferred Asset” has the meaning set forth in Section 2.1(b)(ii).

“Deferred Liability” has the meaning set forth in Section 2.1(b)(ii).

“Distribution” means the transactions contemplated by Section 4.3.

“Distribution Agent” means American Stock Transfer & Trust Company, LLC.

“Distribution Date” means the date on which the Distribution occurs, such date to be determined by, or under the authority of, the board of directors of FTAI, in its sole and absolute discretion.

“Effective Time” means the time at which the Distribution is effective on the Distribution Date.

“Exchange Act” means the Securities Exchange Act of 1934.

“FTAI” has the meaning set forth in the preamble to this Agreement.

“FTAI Assets” means all Assets owned, directly or indirectly, by FTAI, other than any FTAI Infrastructure Assets.

“FTAI Common Shares” has the meaning set forth in the recitals to this Agreement.

“FTAI D&O Policies” has the meaning set forth in Section 7.1.

“FTAI Debt Agreements” means (i) FTAI’s 6.50% senior notes due 2025, issued pursuant to an indenture, dated September 18, 2018, by and between FTAI and U.S. Bank National Association, (ii) FTAI’s 9.75% senior notes due 2027, issued pursuant to an indenture, dated July 28, 2020 by and between FTAI and U.S. Bank National Association, (iii) FTAI’s 5.50% senior notes due 2028, issued pursuant to an indenture, dated April 12, 2021, by and between FTAI and U.S. Bank National Association, (iv) the Amended and Restated Credit Agreement, dated as of December 2, 2021, by and among FTAI, as borrower, certain lenders and issuing banks from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent and (v) the Credit Agreement, dated as of December 2, 2021, among FTAI, as borrower, the guarantors from time to time party thereto, the lenders from time to time party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent.

“FTAI Group” means FTAI and the Subsidiaries of FTAI other than the FTAI Infrastructure Group.

“FTAI Indemnitees” means each member of the FTAI Group and its Affiliates and each of their respective current or former shareholders, directors, officers, agents and employees (in each case, in such Person’s respective capacity as such) and their respective heirs, executors, administrators, successors and assigns.

“FTAI Infrastructure” has the meaning set forth in the preamble to this Agreement.

“FTAI Infrastructure Assets” means all Assets owned, directly or indirectly, by FTAI prior to the Effective Time, other than equity of FTAI Subsidiaries and any FTAI Assets identified on Section 1.1 of the Disclosure Schedule. For the avoidance of doubt, the FTAI Infrastructure Assets shall include, but not be limited to, all Assets recorded on the consolidated balance sheet of FTAI Infrastructure as of the date of this Agreement. For the avoidance of doubt, the FTAI Infrastructure Assets shall include all equity (or any securities convertible into equity) of the Specified Entities and their Subsidiaries that is owned, directly or indirectly, by FTAI on or prior to the Effective Time.

“FTAI Infrastructure Common Stock” has the meaning set forth in the recitals to this Agreement.

“FTAI Infrastructure Group” means FTAI Infrastructure and the FTAI Infrastructure Subsidiaries.

“FTAI Infrastructure Indemnitees” means each member of the FTAI Infrastructure Group and their Affiliates and each of their respective current or former stockholders, directors, officers, agents and employees (in each case, in such Person’s respective capacity as such) and their respective heirs, executors, administrators, successors and assigns.

“FTAI Infrastructure Liabilities” means, except as otherwise expressly provided in this Agreement or one or more Ancillary Agreements, if any:

(a)      all Liabilities to the extent relating to or arising out of the FTAI Infrastructure Assets whether arising prior to, at the time of, or after the Effective Time;

(b)      all Liabilities arising out of claims made by FTAI Infrastructure’s directors, officers and Affiliates after the Effective Time against FTAI or FTAI Infrastructure, to the extent relating to the FTAI Infrastructure Assets; and

(c)      any other liabilities or potential liabilities of FTAI other than those identified on, and subject to the limitations set forth on, Section 1.2 of the Disclosure Schedule.

“FTAI Infrastructure Management Agreement” has the meaning set forth in Section 3.4.

“FTAI Infrastructure Options” has the meaning set forth in Section 4.4(b)(i).

“FTAI Infrastructure Subsidiaries” means the Subsidiaries of FTAI Infrastructure as of the date of this Agreement, including, but not limited to, the Subsidiaries of FTAI Infrastructure listed on Exhibit A hereto, and any Subsidiary of FTAI Infrastructure formed after the date of this Agreement and prior to the Distribution Date; provided, that the FTAI Infrastructure Subsidiaries shall not include any of the Specified Entities.

“FTAI Liabilities” means the FTAI Debt Agreements and any other Liabilities of FTAI or any of its Subsidiaries, other than any FTAI Infrastructure Liabilities.

“FTAI Management Agreement” has the meaning set forth in Section 3.4.

“FTAI Option Plan” has the meaning set forth in Section 4.4(a).

“FTAI Options” has the meaning set forth in Section 4.4(a).

“Governmental Approval” means any notice, report or other filing to be given to or made with, or any release, consent, substitution, approval, amendment, registration, permit or authorization from, any Governmental Authority.

“Governmental Authority” means any U.S. federal, state, local or non-U.S. court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

“Group” means either the FTAI Group or the FTAI Infrastructure Group, as the context requires.

“Guarantee” means any guarantee (including guarantees of performance or payment under Contracts, commitments, Liabilities and permits), letter of credit or other credit or credit support arrangement or similar assurance, including surety bonds, bid bonds, advance payment bonds, performance bonds, payment bonds, retention and/or warranty bonds or other bonds or similar instruments.

“Indebtedness” of any specified Person means (a) all obligations of such specified Person for borrowed money or arising out of any extension of credit to or for the account of such specified Person (including reimbursement or payment obligations with respect to surety bonds, letters of credit, bankers’ acceptances and similar instruments), (b) all obligations of such specified Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such specified Person upon which interest charges are customarily paid, (d) all obligations of such specified Person under conditional sale or other title retention agreements relating to Assets purchased by such specified Person, (e) all obligations of such specified Person issued or assumed as the deferred purchase price of property or services, (f) all Liabilities secured by (or for which any Person to which any such Liability is owed has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge or other encumbrance on property owned or acquired by such specified Person (or upon any revenues, income or profits of such specified Person therefrom), whether or not the obligations secured thereby have been assumed by the specified Person or otherwise become Liabilities of the specified Person, (g) all financing lease obligations of such specified Person, (h) all securities or other similar instruments convertible or exchangeable into any of the foregoing, and (i) any Liability of others of a type described in any of the preceding clauses (a) through (h) in respect of which the specified Person has incurred, assumed or acquired a Liability by means of a Guarantee.

“Indemnifiable Loss” has the meaning set forth in Section 9.5.

“Indemnifying Party” has the meaning set forth in Section 9.4(a).

“Indemnitee” means any FTAI Indemnitee or any FTAI Infrastructure Indemnitee.

“Indemnity Payment” has the meaning set forth in Section 9.5.

“Information Statement” means the information statement, attached as an exhibit to the Registration Statement, and any related documentation to be provided to holders of FTAI Common Shares in connection with the Distribution, including any amendments or supplements thereto.

“Insurance Policy” means any insurance policies and insurance Contracts, including, without limitation, general liability, property and casualty, workers’ compensation, automobile, directors and officers liability, errors and omissions, employee dishonesty and fiduciary liability policies, whether, in each case, in the nature of primary, excess, umbrella or self-insurance coverage, together with all rights, benefits and privileges thereunder.

“Insurance Proceeds” means those monies (in each case, net of any out-of-pocket costs or expenses incurred in the collection thereof):

(a)      received by an insured Person from any insurer, insurance underwriter, mutual protection and indemnity club or other risk collective, excluding any proceeds received directly or indirectly (such as through reinsurance arrangements) from any captive insurance Subsidiary of the insured Person; or

(b)      paid on behalf of an insured Person by any insurer, insurance underwriter, mutual protection and indemnity club or other risk collective, excluding any such payment made directly or indirectly (such as through reinsurance arrangements) from any captive insurance Subsidiary of the insured Person, on behalf of the insured.

“Intercompany Account” means any receivable, payable or loan between any member of the FTAI Group, on the one hand, and any member of the FTAI Infrastructure Group, on the other hand, that exists prior to the Effective Time and is reflected in the records of the relevant members of the FTAI Group and the FTAI Infrastructure Group, except for any such receivable, payable or loan that arises pursuant to this Agreement or any Ancillary Agreement.

“Intercompany Agreement” means any Contract, whether or not in writing, between or among any member of the FTAI Group, on the one hand, and any member of the FTAI Infrastructure Group, on the other hand, entered into prior to the Distribution Date, but excluding any Contract (a) to which a Person other than any member of the FTAI Group or the FTAI Infrastructure Group is also a party and (b) that arises pursuant to this Agreement or any Ancillary Agreement.

“Investment Advisors Act” means the Investment Advisors Act of 1940.

“Investment Company Act” means the Investment Company Act of 1940.

“IRS” means the United States Internal Revenue Service.

“Law” means any law, statute, ordinance, code, rule, regulation, order, writ, proclamation, judgment, injunction or decree of any Governmental Authority.

“Liabilities” means any and all Indebtedness, liabilities and obligations, whether accrued, fixed, absolute or contingent, mature or inchoate, known or unknown, reflected on a balance sheet or otherwise, including those arising under any Law, Action or any judgment of any Governmental Authority or any award of any arbitrator of any kind, and those arising under any Contract.

“Losses” means any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, interest costs, Taxes, fines and expenses (including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation, defense, litigation or arbitration thereof or the enforcement of rights hereunder).

“Manager” means FIG LLC, a Delaware limited liability company.

“Nasdaq” means the Nasdaq Global Select Market.

“Nasdaq Listing Application” has the meaning set forth in Section 3.2(a).

“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, a union, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Plan of Restructuring” means the document delivered by FTAI to FTAI Infrastructure that describes the detailed transaction steps to effect the internal restructuring to be undertaken prior to the Effective Time, and substantially in the form attached hereto as Exhibit B, as may be amended by the mutual agreement of FTAI and FTAI Infrastructure.

“Period” has the meaning set forth in Section 8.1(a).

“Post-Distribution FTAI Common Share Price” means the volume weighted-average trading price for FTAI Common Shares for the five (5) trading days subsequent to the Distribution Date.

“Post-Distribution FTAI Infrastructure Common Stock Price” means the volume weighted-average trading price for FTAI Infrastructure Common Stock for the five (5) trading days subsequent to the Distribution Date.

“Post-Distribution Options” has the meaning set forth in Section 4.4(b)(ii).

“Post-Closing Period” means any taxable year or other taxable period beginning after the Distribution Date.

“Pre-Closing Period” means any taxable year or other taxable period that ends on or before the Distribution Date.

“Pre-Distribution Option Price” has the meaning set forth in Section 4.4(b)(i).

“Record Date” means the close of business on the date, to be determined by the board of directors of FTAI, as the record date for determining holders of FTAI Common Shares entitled to receive shares of FTAI Infrastructure Common Stock in the Distribution.

“Record Holders” has the meaning set forth in Section 4.2.

“Registration Rights Agreement” means that certain Registration Rights Agreement dated as of August 1, 2022, among FTAI Infrastructure and the shareholders parties thereto.

“Registration Statement” means the registration statement on Form 10 of FTAI Infrastructure with respect to the registration under the Exchange Act of the FTAI Infrastructure Common Stock to be distributed in the Distribution, including any amendments or supplements thereto.

“Restructuring” has the meaning set forth in the recitals to this Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Security Interests” means any mortgage, security interest, pledge, lien, charge, claim, option, indenture, right to acquire, right of first refusal, deed of trust, licenses to third parties, leases to third parties, security agreements, voting or other restriction, covenant, condition, restriction, encroachment, restriction on transfer, restrictions or limitations on use of real or personal property or any other encumbrance of any nature whatsoever, imperfections in or failure of title or defect of title.

“Specified Entities” means, collectively, the following entities: (i) Long Ridge Terminal LLC, (ii) Intermodal Finance I, Ltd., (iii) GM-FTAI Holdco LLC, (iv) Clean Planet Energy USA LLC, (v) Carbonfree Chemical Holdings LLC, and (vi) FYX Trust Holdco LLC.

“Specified Matters” means, in connection with the Transactions, (i) the FTAI Infrastructure Management Agreement; (ii) the FTAI Management Agreement; (iii) the Registration Rights Agreement, (iv) the Board determining the treatment in the Transactions of certain income incentive allocations and capital gains incentive allocations allocable by Fortress Worldwide Transportation and Infrastructure General Partnership to Master GP and (v) the Board determining the treatment in the Transactions of certain outstanding options to acquire common shares of the Company held by the Manager and/or its affiliates or employees.

“Straddle Period” means any taxable period commencing on or prior to, and ending after, the Distribution Date.

“Subsidiary” means, with respect to any specified Person, (i) a corporation, a majority of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly owned by such person, by a Subsidiary of such person, or by such Person and one or more Subsidiaries of such person, without regard to whether the voting of such capital stock is subject to a voting agreement or similar restriction, (ii) a partnership or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination, (A) in the case of a partnership, a general partner of such partnership with the power affirmatively to direct the policies and management of such partnership or (B) in the case of a limited liability company, the managing member or, in the absence of a managing member, a member with the power affirmatively to direct the policies and management of such limited liability company or (iii) any other Person (other than a corporation) in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (A) the power to elect or direct the election of a majority of the members of the governing body of such Person (whether or not such power is subject to a voting agreement or similar restriction) or (B) in the absence of such a governing body, a majority ownership interest.

“Taxes” means (i) any and all federal, state, local, foreign and other taxes, charges, fees, duties, levies, tariffs, imposts, tolls, customs, or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, branch profits, profit share, license, lease, service, service use, value added, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, premium, property, windfall profits, wealth, net wealth, net worth, export and import fees and charges, registration fees, tonnage, vessel, or other taxes, charges, fees, duties, levies, tariffs, imposts, tolls, customs, or other assessments of any kind whatsoever imposed by any Governmental Authority, together with any interests, penalties, inflationary adjustments, additions to tax, fines or other additional amounts imposed thereon, with respect thereto, or related thereto and (ii) any liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or similar provision of state or local law), and (iii) any and all liability for the payment of any amounts as a result of any successor or transferee liability, in respect of any items described in clause (i) or (ii) above.

“Tax Advisor” means Tax counsel of recognized national standing or a “Big Four” accounting firm, in either case, with experience in the tax area involved in the Tax Dispute or issue.

“Taxing Authority” means any Governmental Authority or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Tax Contest” means any audit, review, examination, dispute, suit, action, proposed assessment or other administrative or judicial proceeding with respect to Taxes.

“Tax Return” means any return, report, certificate, form, or similar statement or document (including any attachments thereto and any information return, amended tax return, claim for refund, or declaration of estimated tax) supplied to or filed with, or required to be supplied to or filed with, a Taxing Authority, or any bill for or notice related to ad valorem or other similar Taxes received from a Taxing Authority, in each case, in connection with the determination, assessment, or collection of any Tax or the administration of any Laws or administrative requirements relating to any Tax.

“Third-Party Claim” has the meaning set forth in Section 9.4(b).

“Transactions” means the Restructuring, the Distribution and any other transactions contemplated by this Agreement or any Ancillary Agreement.

“Transfer Taxes” means all sales, use, privilege, transfer, documentary, stamp, recording and similar Taxes and fees (including any penalties, interest or additions thereto) imposed upon any Party in connection with the Transactions.

Section 1.2       Interpretation. In this Agreement and the Ancillary Agreements, if any, unless the context clearly indicates otherwise:

(a)      words used in the singular include the plural and words used in the plural include the singular;

(b)      the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;

(c)      the word “or” shall have the inclusive meaning represented by the phrase “and/or”;

(d)      relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including”;

(e)      accounting terms used herein shall have the meanings historically ascribed to them by FTAI and its Subsidiaries in its and their internal accounting and financial policies and procedures in effect immediately prior to the date of this Agreement;

(f)      reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

(g)      reference to any Law means such Law (including any and all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(h)      references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement; a reference to such Person’s “Affiliates” shall be deemed to mean such Person’s Affiliates following the Distribution and any reference to a third party shall be deemed to mean a Person who is not a Party or an Affiliate of a Party;

(i)       if there is any conflict between the provisions of the main body of this Agreement or an Ancillary Agreement and the Exhibits and Schedules hereto or thereto, the provisions of the main body of this Agreement or the Ancillary Agreement, as applicable, shall control unless explicitly stated otherwise in such Exhibit or Schedule;

(j)       if there is any conflict between the provisions of this Agreement and any Ancillary Agreement, the provisions of such Ancillary Agreement shall control (but only with respect to the subject matter thereof) unless explicitly stated otherwise therein; and

(k)      any portion of this Agreement or any Ancillary Agreement obligating a Party to take any action or refrain from taking any action, as the case may be, shall mean that such Party shall also be obligated to cause its relevant Subsidiaries to take such action or refrain from taking such action, as the case may be.

ARTICLE II

THE RESTRUCTURING

Section 2.1       Transfers of Assets and Assumptions of Liabilities.

(a)      Transfer of Assets and Assumption of Liabilities Prior to Effective Time. Subject to Section 2.1(b), and in accordance with the Plan of Restructuring, FTAI and FTAI Infrastructure agree to take all actions necessary so that, immediately prior to the Effective Time, the parties shall complete the Restructuring in accordance with the Plan of Restructuring. As part of the Plan of Restructuring, and without limiting the other steps set forth in the Plan of Restructuring:

(i)          FTAI shall, and shall cause its applicable Subsidiaries to, sell, assign, transfer, convey, and deliver to FTAI Infrastructure or its Subsidiaries, and FTAI Infrastructure and such FTAI Infrastructure Subsidiaries shall accept from FTAI and its applicable Subsidiaries, to the extent not already owned, all of FTAI’s and such Subsidiaries’ respective direct or indirect right, title, and interest in and to all FTAI Infrastructure Assets;

(ii)         FTAI shall cause the FTAI Infrastructure Subsidiaries pursuant to this Agreement to, sell, assign, transfer, convey, and deliver to FTAI or its Subsidiaries, and FTAI and such Subsidiaries shall accept from the applicable FTAI Infrastructure Subsidiaries, all of such FTAI Infrastructure Subsidiaries’ respective direct or indirect right, title, and interest in and to all other FTAI Assets;

(iii)        FTAI Infrastructure or its Subsidiaries shall accept and assume, to the extent the FTAI Infrastructure Group is not already liable therefor, all the FTAI Infrastructure Liabilities in accordance with their respective terms, regardless of when or where such FTAI Infrastructure Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Effective Time, regardless of where or against whom such FTAI Infrastructure Liabilities are asserted or determined (including any FTAI Infrastructure Liabilities arising out of claims made by FTAI’s or FTAI Infrastructure’s respective directors, officers, employees, agents, managers, trustees, Subsidiaries or Affiliates against any member of the FTAI Group or the FTAI Infrastructure Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the FTAI Group or the FTAI Infrastructure Group, or any of their respective directors, officers, employees, agents, managers, trustees, Subsidiaries or Affiliates; and

(iv)        FTAI or its Subsidiaries shall accept and assume, to the extent the FTAI Group is not already liable therefor, all FTAI Liabilities in accordance with their respective terms, regardless of when or where such FTAI Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Effective Time, regardless of where or against whom such FTAI Liabilities are asserted or determined (including any FTAI Liabilities arising out of claims made by FTAI’s or FTAI Infrastructure’s respective directors, officers, employees, agents, managers, trustees, Subsidiaries or Affiliates against any member of the FTAI Group or the FTAI Infrastructure Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the FTAI Group or the FTAI Infrastructure Group, or any of their respective directors, officers, employees, agents, managers, trustees, Subsidiaries or Affiliates.

(b)      Deferred Transfers and Assumptions.

(i)          Nothing in this Agreement or in any Ancillary Agreement will be deemed to require the transfer of any Assets or the assumption of any Liabilities that by their terms or by operation of Law cannot be transferred or assumed.

(ii)         To the extent that any transfer of Assets or assumption of Liabilities contemplated by this Agreement or any Ancillary Agreement is not consummated prior to the Effective Time as a result of an absence or non-satisfaction of any required Consent, Governmental Approval and/or other condition (such Assets or Liabilities, a “Deferred Asset” or a “Deferred Liability,” as applicable), the Parties will use commercially reasonable efforts to effect such transfers or assumptions as promptly following the Effective Time as practicable. If and when the Consents, Governmental Approvals and/or other conditions, the absence or non-satisfaction of which gave rise to the Deferred Asset or Deferred Liability, are obtained or satisfied, the transfer or assumption of the Deferred Asset or Deferred Liability, as applicable, will be effected in accordance with and subject to the terms of this Agreement or the applicable Ancillary Agreement, if any.

(iii)        From and after the Effective Time until such time as the Deferred Asset or Deferred Liability is transferred or assumed, as applicable, (A) the Party retaining such Deferred Asset will thereafter hold such Deferred Asset for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) and (B) the Party intended to assume such Deferred Liability will pay or reimburse the Party retaining such Deferred Liability for all amounts paid or incurred in connection with the retention of such Deferred Liability; it being agreed that the Party retaining such Deferred Asset or Deferred Liability will not be obligated, in connection with the foregoing clause (A) and clause (B), to expend any money unless the necessary funds are advanced or agreed in writing to be reimbursed by the Party entitled to such Deferred Asset or intended to assume such Deferred Liability. The Party retaining the Deferred Asset or Deferred Liability will use its commercially reasonable efforts to notify the Party entitled to or intended to assume such Deferred Asset or Deferred Liability of the need for such expenditure. In addition, the Party retaining such Deferred Asset or Deferred Liability will, insofar as reasonably practicable and to the extent permitted by applicable Law, (A) treat such Deferred Asset or Deferred Liability in the ordinary course of business consistent with past practice, (B) promptly take such other actions as may be requested by the Party entitled to such Deferred Asset or by the Party intended to assume such Deferred Liability in order to place such Party in the same position as if the Deferred Asset or Deferred Liability had been transferred or assumed, as applicable, as contemplated hereby, and so that all the benefits and burdens relating to such Deferred Asset or Deferred Liability, including possession, use, risk of loss, potential for gain, and control over such Deferred Asset or Deferred Liability, are to inure from and after the Effective Time to such Party entitled to such Deferred Asset or intended to assume such Deferred Liability and (C) hold itself out to third parties as agent or nominee on behalf of the Party entitled to such Deferred Asset or intended to assume such Deferred Liability.

(iv)         In furtherance of the foregoing, the Parties agree that, as of the Effective Time, each Party will be deemed to have acquired beneficial ownership of all of the Assets, together with all rights and privileges incident thereto, and will be deemed to have assumed all of the Liabilities, and all duties, obligations and responsibilities incident thereto, that such Party is entitled to acquire or intended to assume pursuant to the terms of this Agreement or the applicable Ancillary Agreement, if any.

(v)      The Parties agree to treat, for all tax purposes, any Asset or Liability that is not transferred or assumed prior to the Effective Time and which is subject to the provisions of this Section 2.1(b), as (A) owned by the Party to which such Asset was intended to be transferred or by the Party which was intended to assume such Liability, as the case may be, from and after the Effective Time, (B) having not been owned by the Party retaining such Asset or Liability, as the case may be, at any time from and after the Effective Time, and (C) having been held by the Party retaining such Asset or Liability, as the case may be, only as agent or nominee on behalf of the other Party from and after the Effective Time until the date such Asset or Liability, as the case may be, is transferred to or assumed by such other Party. The Parties will not take any position inconsistent with the foregoing unless otherwise required by applicable Law (in which case, the applicable Party will provide indemnification for any Taxes attributable to the Asset or Liability during the period beginning on the Distribution Date and ending on the date of the actual transfer).

(c)      Misallocated Assets and Liabilities.

(i)          In the event that, at any time from and after the Effective Time, either Party discovers that it or another member of its Group is the owner of, receives or otherwise comes to possess or benefit from any Asset (including the receipt of payments made pursuant to Contracts and proceeds from accounts receivable with respect to such Asset) that should have been allocated to a member of the other Group pursuant to this Agreement or any Ancillary Agreement (except in the case of any deliberate acquisition of Assets from a member of the other Group for value subsequent to the Effective Time), such Party shall promptly transfer, or cause to be transferred, such Asset to such member of the other Group, and such member of the other Group shall accept such Asset for no further consideration other than that set forth in this Agreement and such Ancillary Agreement. Prior to any such transfer, such Asset shall be held in accordance with Section 2.1(b).

(ii)         In the event that, at any time from and after the Effective Time, either Party discovers that it or another member of its Group is liable for any Liability that should have been allocated to a member of the other Group pursuant to this Agreement or any Ancillary Agreement (except in the case of any deliberate assumption of Liabilities from a member of the other Group for value subsequent to the Effective Time), such Party shall promptly transfer, or cause to be transferred, such Liability to such member of the other Group and such member of the other Group shall assume such Liability for no further consideration than that set forth in this Agreement and such Ancillary Agreement. Prior to any such assumption, such Liabilities shall be held in accordance with Section 2.1(b).

(d)      Instruments of Transfer and Assumption. The Parties agree that (i) transfers of Assets that may be required by this Agreement or any Ancillary Agreement shall be effected by delivery by the transferor to the transferee of (A) with respect to those Assets that constitute stock or other equity interests, certificates endorsed in blank or evidenced or accompanied by stock powers or other instruments of transfer endorsed in blank, against receipt and (B) with respect to all other Assets, such good and sufficient instruments of contribution, conveyance, assignment and transfer, in form and substance reasonably satisfactory to the Parties, as shall be necessary, in each case, to vest in the designated transferee all of the title and ownership interest of the transferor in and to any such Asset, and (ii) the assumptions of Liabilities required by this Agreement or any Ancillary Agreement shall be effected by delivery by the transferee to the transferor of such good and sufficient instruments of assumption, in form and substance reasonably satisfactory to the Parties, as shall be necessary, in each case, for the assumption by the transferee of such Liabilities.

(e)      Enforcement of Rights Against Third Parties. In the event a third party breaches the terms or conditions of any Contract (including, for the avoidance of doubt, any confidentiality obligations) to which a member of a Party’s Group is a party (“Contracting Member”) but for which one or more members of the other Party’s Group obtains a benefit (each a “Benefiting Member”), such Contracting Member shall continue to enforce the terms and conditions of such Contract, including by using commercially reasonable efforts to prevent or mitigate any third party breach, on behalf of such Benefiting Member or Benefiting Members at such Benefitting Member’s or Benefiting Members’ sole expense.

Section 2.2       Termination of Intercompany Agreements.

(a)      Except as set forth in Section 2.2(b), FTAI, on behalf of itself and each of the other members of the FTAI Group, and FTAI Infrastructure, on behalf of itself and each of the other members of the FTAI Infrastructure Group, hereby terminate, effective as of the Effective Time, any and all Intercompany Agreements. No such terminated Intercompany Agreement will be of any further force or effect from and after the Effective Time and all Parties shall be released from all Liabilities thereunder other than the Liability to settle any Intercompany Accounts as provided in Section 2.3. Each Party shall take, or cause to be taken, any and all actions as may be reasonably necessary to effect the foregoing.

(b)      The provisions of Section 2.2(a) shall not apply to any of the following agreements (which agreements shall continue to be outstanding after the Distribution Date and thereafter shall be deemed to be, for each relevant Party (or the member of such Party’s Group), an obligation to a third party and shall no longer be an Intercompany Agreement):

(i)           this Agreement and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement), if any;

(ii)          any confidentiality or non-disclosure agreements among any members of either Group or employees of the Manager; and

(iii)        any agreement listed or described on Section 2.2(b) of the Disclosure Schedule, if any.

Section 2.3       Settlement of Intercompany Account. Each Intercompany Account outstanding immediately prior to the Distribution Date (other than those set forth on Section 2.3 of the Disclosure Schedule, if any), will be satisfied and/or settled in full in cash or otherwise cancelled and terminated or extinguished by the relevant members of the FTAI Group and the FTAI Infrastructure Group prior to the Effective Time, in each case, in the manner agreed to by the Parties. Each Intercompany Account outstanding immediately prior to the Distribution Date set forth on Section 2.3 of the Disclosure Schedule shall continue to be outstanding after the Distribution Date (unless previously satisfied in accordance with its terms) and thereafter shall be deemed to be, for each Party (or the relevant member of such Party’s Group), an obligation to a third party and shall no longer be an Intercompany Account.

ARTICLE III

CERTAIN ACTIONS PRIOR TO THE DISTRIBUTION

Section 3.1       SEC and Other Securities Filings.

(a)      Prior to the date of this Agreement, the Parties caused the Registration Statement to be prepared and filed with the SEC.

(b)      The Registration Statement was declared effective by the SEC on July 15, 2022.

(c)      As soon as practicable after the record date and the date that the Registration Statement is declared effective by the SEC, FTAI shall cause the Information Statement to be delivered to the Record Holders (or, alternatively, FTAI shall make available the Registration Statement to the applicable Record Holders and cause to be mailed to the applicable Record Holders a notice of internet availability of the Registration Statement and post such notice on its website, in each case in compliance with Rule 14a-16 promulgated by the SEC pursuant to the Exchange Act, as such rule may be amended from time to time).

(d)      The Parties shall cooperate in preparing, filing with the SEC and causing to become effective any other registration statements or amendments or supplements thereto that are necessary or appropriate in order to effect the Transactions, or to reflect the establishment of, or amendments to, any employee benefit plans contemplated hereby.

(e)      The Parties shall take all such action as may be necessary or appropriate under state and foreign securities or “blue sky” Laws in connection with the Transactions.

Section 3.2      Nasdaq Listing Application.

(a)      Prior to the date of this Agreement, the Parties caused an application for the listing on Nasdaq of FTAI Infrastructure Common Stock to be issued to the Record Holders in the Distribution (the “Nasdaq Listing Application”) to be prepared and filed.

(b)      The Parties shall use commercially reasonable efforts to have the Nasdaq Listing Application approved, subject to official notice of issuance, as soon as reasonably practicable following the date of this Agreement.

(c)      FTAI shall give Nasdaq notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act.

Section 3.3       Distribution Agent Agreement. FTAI shall, if requested by the Distribution Agent, enter into a distribution agent agreement and/or a paying agent agreement with the Distribution Agent.

Section 3.4       Management Agreements. On or prior to the Distribution Date, that certain Management and Advisory Agreement, dated as of May 20, 2015, by and between FTAI and the Manager shall be amended and restated and assigned to FTAI Infrastructure and FTAI Infrastructure shall stand in the place of FTAI thereunder, with such changes thereto as are substantially in the form filed by FTAI Infrastructure with the SEC as an exhibit to the Registration Statement (the “FTAI Infrastructure Management Agreement”), and certain members of the FTAI Group shall enter into a new management agreement with the Manager, substantially in the form attached hereto as Exhibit C (the “FTAI Management Agreement”).

Section 3.5       Governmental Approvals and Consents. To the extent that any of the Transactions require any Governmental Approval or Consent which has not been obtained prior to the date of this Agreement, the Parties will use commercially reasonable efforts to obtain, or cause to be obtained, such Governmental Approval or Consent prior to the Effective Time; provided, that no Party shall be required to make any payment or provide any other benefit to a third-party to obtain a Consent unless explicitly required under the applicable Contract.

Section 3.6       Ancillary Agreements. Prior to the Effective Time, each Party shall execute and deliver, and shall cause each applicable member of its Group to execute and deliver, as applicable, such other written agreements, documents or instruments (collectively, the “Ancillary Agreements”) as the Parties may agree are reasonably necessary or desirable and which specifically state that they are Ancillary Agreements within the meaning of this Agreement.

Section 3.7       Governance Matters.

(a)      Certificate of Incorporation and Bylaws. On or prior to the Distribution Date, the Parties shall take all necessary actions to adopt each of the amended and restated certificate of incorporation and the amended and restated bylaws of FTAI Infrastructure, each substantially in the forms filed by FTAI Infrastructure with the SEC as exhibits to the Registration Statement.

(b)      Officers and Directors. On or prior to the Distribution Date, the Parties shall take all necessary action so that, as of the Distribution Date, the officers and directors of FTAI Infrastructure will be as set forth in the Information Statement.

Section 3.8       Internal Restructuring. Prior to the Distribution, the Parties shall cause the steps outlined in the Plan of Restructuring, as outlined substantially in the form Exhibit B hereto, to be executed in all material respects.

Section 3.9       Trademark Assignment. FTAI hereby assigns to FTAI Infrastructure all of FTAI’s right, title and interest in and to the names, trademarks and service mark: F & Design and the associated logo comprised of two curved chevrons, including U.S. Reg. No. 4,881,568, and the goodwill associated therewith and all rights and remedies with respect to past, present and future enforcement thereof.

ARTICLE IV

THE DISTRIBUTION

Section 4.1       Dividend to FTAI. Prior to the Distribution Date, FTAI Infrastructure shall issue to FTAI or Fortress Worldwide Transportation and Infrastructure General Partnership as a stock dividend such number of shares of FTAI Infrastructure Common Stock (or FTAI and FTAI Infrastructure shall take or cause to be taken such other appropriate actions to ensure that FTAI has the requisite number of shares of FTAI Infrastructure Common Stock) as may be required to effect the Distribution.

Section 4.2       Delivery to Distribution Agent. Subject to Section 5.1, on or prior to the Distribution Date, FTAI will authorize the Distribution Agent, for the benefit of holders of record of FTAI Common Shares at the close of business on the Record Date (the “Record Holders”), to effect the book-entry transfer of all outstanding shares of FTAI Infrastructure Common Stock and will instruct the Distribution Agent to effect the Distribution at the Effective Time in the manner set forth in Section 4.3.

Section 4.3       Mechanics of the Distribution.

(a)      On the Distribution Date, FTAI will direct the Distribution Agent to distribute, effective as of the Effective Time, to each Record Holder, one share of FTAI Infrastructure Common Stock for each FTAI Common Share held by such Record Holder on the Record Date.  All such shares of FTAI Infrastructure Common Stock to be so distributed shall be distributed as uncertificated shares registered in book-entry form through the direct registration system. No certificates therefor shall be distributed. Following the Distribution, FTAI shall cause the Distribution Agent to deliver an account statement to each holder of FTAI Infrastructure Common Stock reflecting such holder’s ownership thereof. All of the shares of FTAI Infrastructure Common Stock distributed in the Distribution will be validly issued, fully paid and non-assessable.

(b)     Notwithstanding any other provision of this Agreement, FTAI, the Distribution Agent, or any Person that is a withholding agent under applicable Law shall be entitled to deduct and withhold from any consideration distributable or payable hereunder the amounts required to be deducted and withheld under the Code, or any provision of any U.S. federal, state, local or foreign Tax Law, and, to the extent deduction and withholding is required, such deduction and withholding may be taken in FTAI Infrastructure Common Stock. To the extent that amounts are so withheld and paid over to the appropriate taxing authority (or, if taken in FTAI Infrastructure Common Stock, cash in the amount of the fair market value of such shares is paid over to the appropriate taxing authority), such amounts will be treated for purposes of this Agreement as having been paid to the party in respect of whom such deduction and withholding was made are withheld.

Section 4.4       FTAI Equity Award Adjustment.

(a)      Subsequent to the effectiveness of the Registration Statement, but prior to the consummation of the Distribution, and subject to the consummation of the Distribution, each option to purchase FTAI Common Shares (“FTAI Options”) that was granted and outstanding under the Fortress Transportation and Infrastructure Investors LLC Nonqualified Stock Option and Incentive Award Plan (the “FTAI Option Plan”) shall remain granted and outstanding and shall not, and FTAI shall cause (to the maximum extent permitted under the FTAI Option Plan) the FTAI Options not to, terminate, accelerate or otherwise vest as a result of the Distribution.

(b)      Subsequent to the effectiveness of the Registration Statement, but prior to the consummation of the Distribution, and subject to the consummation of the Distribution, each holder of an FTAI Option immediately prior to the Distribution will be entitled to the following, determined in a manner in accordance with, and subject to, the FTAI Option Plan, any award agreement or other document pursuant to which the FTAI Option was awarded or is currently governed, and, to the extent applicable, FASB ASC Topic 718, Compensation-Stock Compensation, and Section 409A of the Code:

(i)          an option to purchase a number of shares of FTAI Infrastructure Common Stock (the “FTAI Infrastructure Options”) equal to one multiplied by the number of FTAI Common Shares subject to the FTAI Option held by such holder immediately prior to the Distribution, rounded down to the nearest whole share, with an exercise price equal to the product of (1) the per share exercise price of the FTAI Option immediately prior to the Distribution Date (the “Pre-Distribution Option Price”) multiplied by (2) a fraction, the numerator of which shall be the Post-Distribution FTAI Infrastructure Common Stock Price and the denominator of which shall be the sum of (x) the Post-Distribution FTAI Common Share Price and (y) the Post-Distribution FTAI Infrastructure Common Stock Price, rounded up to the nearest cent, and

(ii)         the adjustment of the exercise price of such holder’s FTAI Option, to be equal to the product of (1) the Pre-Distribution Option Price multiplied by (2) a fraction, the numerator of which shall be the Post-Distribution FTAI Common Share Price and the denominator of which shall be the sum of (x) the Post-Distribution FTAI Common Share Price and (y) the Post-Distribution FTAI Infrastructure Common Stock Price, rounded up to the nearest cent (the “Adjusted FTAI Options”) (the FTAI Infrastructure Options and the Adjusted FTAI Options, together, the “Post-Distribution Options”).

The terms and conditions applicable to the FTAI Infrastructure Options shall be substantially similar to the terms and conditions otherwise applicable to the corresponding FTAI Options.

(c)      The exercise price of the FTAI Infrastructure Options and the Adjusted FTAI Options shall be set in compliance with Treasury Regulation Section 1.409A-1(b)(5)(v)(D), regardless whether applicable, to maintain the intrinsic value of the FTAI Options as of the Distribution Date, and to maintain the ratio of exercise price to fair market value of the FTAI Options and the Post-Distribution Options.

(d)     Each of FTAI and FTAI Infrastructure intends that, subsequent to the Distribution, FTAI Infrastructure shall establish, or shall cause to be established, one or more equity incentive or similar plans that will allow or provide for the issuance of stock options, appreciation rights, restricted stock, restricted stock units, new rights relating to FTAI Infrastructure Common Stock, or other equity-based awards on such terms, and subject to such conditions (including, without limitation, as to eligibility, vesting and performance criteria), as FTAI Infrastructure may decide in its sole discretion.

ARTICLE V

CONDITIONS

Section 5.1       Conditions Precedent to Consummation of the Distribution. The Distribution shall not be effected unless and until the following conditions have been satisfied or, to the extent permitted by applicable Law, waived by FTAI, in its sole and absolute discretion, at or before the Effective Time:

(a)      the board of directors of FTAI shall have declared the Distribution, which declaration may be made or withheld at its sole and absolute discretion;

(b)      the Registration Statement shall have been declared effective by the SEC, with no stop order in effect with respect thereto, and no proceedings for such purpose shall be pending before, or threatened by, the SEC;

(c)      FTAI shall have mailed the Information Statement (and such other information concerning FTAI Infrastructure, the Distribution and such other matters as the Parties shall determine and as may otherwise be required by Law) to the Record Holders or shall have caused to be mailed the notice of internet availability of the Information Statement to the applicable Record Holders as contemplated by Section 3.1(c);

(d)      all other actions and filings necessary or appropriate under applicable federal or state securities Laws and state blue sky Laws in connection with the Transactions shall have been taken;

(e)      an outside valuation advisory firm or firms acceptable to FTAI shall have delivered one or more opinions to the board of directors of FTAI regarding solvency and capital adequacy matters with respect to FTAI and FTAI Infrastructure after consummation of the Distribution, and such opinions shall be acceptable to FTAI in form and substance in FTAI’s sole discretion, and such opinions shall not have been withdrawn or rescinded;

(f)      FTAI shall not be required to register as an investment company under the Investment Company Act;

(g)      FTAI Infrastructure shall not be required to register as an investment company under the Investment Company Act;

(h)      Nasdaq shall have approved the Nasdaq Listing Application, subject to official notice of issuance;

(i)       FTAI and the Manager shall have consented to the assignment of the FTAI Infrastructure Management Agreement;

(j)      Certain members of the FTAI Group and the Manager shall have entered into the FTAI Management Agreement, in the form substantially attached hereto as Exhibit C;

(k)      the Restructuring shall have been completed in accordance with the Plan of Restructuring in all material respects, including the declaration by FTAI Infrastructure of a dividend payable to Fortress Worldwide Transportation and Infrastructure General Partnership and payable on the Distribution Date, after the Distribution (the “Delayed Dividend”);

(l)       FTAI Infrastructure shall have secured funding commitments necessary to permit FTAI Infrastructure to fund the payment of the Delayed Dividend;

(m)     the Ancillary Agreements, if any, shall have been executed and delivered by each of the parties thereto and no party to any of the Ancillary Agreements will be in material breach of any such agreement;

(n)      any material Governmental Approvals and Consents necessary to consummate the Transactions or any portion thereof shall have been obtained and be in full force and effect;

(o)      no preliminary or permanent injunction or other order, decree, or ruling issued by a Governmental Authority, and no statute (as interpreted through orders or rules of any Governmental Authority duly authorized to effectuate the statute), rule, regulation or executive order promulgated or enacted by any Governmental Authority shall be in effect preventing the consummation of, or materially limiting the benefits of, the Transactions; and

(p)      no other event or development shall have occurred or failed to occur that, in the judgment of the board of directors of FTAI, in its sole discretion, prevents the consummation of the Transactions or any portion thereof or makes the consummation of the Transactions inadvisable.

Section 5.2       Right Not to Close. Each of the conditions set forth in Section 5.1 is for the benefit of FTAI, and the board of directors of FTAI may, in its sole and absolute discretion, determine whether to waive any condition, in whole or in part, to the extent permitted by applicable Law. Any determination made by the board of directors of FTAI concerning the satisfaction or waiver of any or all of the conditions in Section 5.1 will be conclusive and binding on the Parties. The satisfaction of the conditions set forth in Section 5.1 will not create any obligation on the part of FTAI to any other Person to effect any of the Transactions or in any way limit FTAI’s right to terminate this Agreement and the Ancillary Agreements as set forth in Section 11.1 or alter the consequences of any termination from those specified in Section 11.2.

ARTICLE VI

NO REPRESENTATIONS OR WARRANTIES

Section 6.1       Disclaimer of Representations and Warranties. EACH PARTY (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF ITS GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN ANY ANCILLARY AGREEMENT OR IN ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, NO PARTY IS REPRESENTING OR WARRANTING IN ANY WAY AS TO (A) THE ASSETS, BUSINESSES OR LIABILITIES CONTRIBUTED, TRANSFERRED, DISTRIBUTED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, (B) ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, (C) THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF ANY PARTY, (D) THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF ANY PARTY, OR (E) THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, DISTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER OR THEREUNDER TO CONVEY TITLE TO ANY ASSET UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF.

Section 6.2       As Is, Where Is. EACH PARTY (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF ITS GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS OTHERWISE PROVIDED IN ANY ANCILLARY AGREEMENT, ALL ASSETS TRANSFERRED PURSUANT TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT ARE BEING TRANSFERRED “AS IS, WHERE IS.”

ARTICLE VII

CERTAIN COVENANTS AND ADDITIONAL AGREEMENTS

Section 7.1       Insurance Matters. Following the Distribution Date, FTAI shall maintain its  directors and officers liability Insurance Policies in effect as of the Distribution Date or substitute Insurance Policies therefor (the “FTAI D&O Policies”). Prior to the Distribution Date, FTAI and FTAI Infrastructure shall use commercially reasonable efforts to obtain separate Insurance Policies for FTAI Infrastructure on substantially similar terms as the FTAI D&O Policies (it being understood that FTAI Infrastructure shall be responsible for all premiums, costs and fees associated with any new insurance policies placed for the benefit of FTAI Infrastructure pursuant to this Section 7.1, which, for the avoidance of doubt, shall exclude any premiums, costs and fees associated with any run-off Insurance Policy obtained by FTAI in connection with the Restructuring).

Section 7.2       Tax Matters.

(a)      Liability for Taxes.

(i)          FTAI and its Subsidiaries shall assume all liability for any and all Taxes attributable to FTAI and each member of the FTAI Group, without regard to when such Taxes were accrued, and 50% of Transfer Taxes arising from the Transactions.

(ii)         FTAI Infrastructure and its Subsidiaries shall assume all liability for any and all Taxes attributable to FTAI Infrastructure and each member of the FTAI Infrastructure Group, without regard to when such Taxes were accrued, and 50% of Transfer Taxes arising from the Transactions.

(b)      Refunds. FTAI Group shall be entitled to any refund of or credit for Taxes for which FTAI or its Subsidiaries are responsible under this Agreement, and FTAI Infrastructure Group shall be entitled to any refund of or credit for Taxes for which FTAI Infrastructure or its Subsidiaries are responsible under this Agreement. Refunds for any Straddle Period shall be equitably apportioned between FTAI and FTAI Infrastructure in accordance with the provisions of this Agreement governing the Taxes with respect to such periods. A Party receiving a refund to which the other Party is entitled pursuant to this Agreement shall pay the amount to which such other Party is entitled within thirty (30) calendar days after the receipt of the refund.

(c)      Transfer Taxes Return. FTAI will prepare and file all Tax Returns and other documentation with respect to all Transfer Taxes arising from the Transactions.

(d)      Filing of Other Tax Returns.

(i)           FTAI will have the sole and exclusive responsibility for the preparation and filing of all Tax Returns that any member of the FTAI Group is obligated to prepare and file.

(ii)         FTAI Infrastructure shall have the sole and exclusive responsibility for the preparation and filing of all Tax Returns that any member of the FTAI Infrastructure Group is obligated to file.

(iii)        Amended Returns. Without the prior written consent of FTAI, which consent shall not be unreasonably withheld, conditioned, or delayed, FTAI Infrastructure shall not, and shall not permit any member of the FTAI Infrastructure Group to, file any amended Pre-Closing Period Tax Return or Straddle Period Tax Return that includes an FTAI Infrastructure Subsidiary if such amended return could affect the tax paying or reporting obligations of FTAI, its Subsidiaries, or its shareholders.

(e)      Dispute Resolution. Subject to the final sentence of this Section 7.2(e) the Parties shall attempt in good faith to resolve any disagreement arising with respect to this Section 7.2, including any dispute in connection with a claim by a third party (a “Tax Dispute”). Either Party may give the other Party written notice of any Tax Dispute not resolved in the normal course of business. Subject to the final sentence of this Section 7.2(e), if the Parties cannot agree within thirty (30) Business Days following the date on which one Party gives such notice, then the Tax Dispute shall be referred to a Tax Advisor acceptable to each of the Parties to act as an arbitrator in order to resolve the Tax Dispute. If the Parties are unable to agree upon a Tax Advisor within fifteen (15) calendar days, the Tax Advisor selected by FTAI and the Tax Advisor selected by FTAI Infrastructure shall jointly select a Tax Advisor that will resolve the Tax Dispute. Such Tax Advisor shall be empowered to resolve the Tax Dispute, including by engaging nationally recognized accountants and other experts. The Tax Advisor chosen to resolve the Tax Dispute shall furnish written notice to the Parties of its resolution of such Tax Dispute as soon as practicable, but in no event later than forty-five (45) Business Days after its acceptance of the matter for resolution. Any such resolution by the Tax Advisor will be conclusive and binding on the Parties. Each of FTAI and FTAI Infrastructure shall bear fifty percent (50%) of the aggregate expenses of the Tax Advisor chosen to resolve the Tax Dispute.

(f)       Tax Covenants.

(i)          The Parties intend that: (A) all transaction steps comprising the Restructuring shall, for all Tax purposes in all respects, be treated as specified in the Plan of Restructuring, and (B) the Distribution will be treated as a partnership distribution under Code Section 731. The Parties and their respective Subsidiaries shall report the Transactions and the Distribution for all Tax purposes in all respects consistently with the foregoing treatment, and shall not take any position on any Tax Return that is inconsistent with such treatment, absent a final “determination” within the meaning of Section 1313(a) of the Code.

(ii)         Each Party shall report the value of the FTAI Infrastructure Common Stock on the Distribution Date as determined by FTAI for all Tax purposes in all respects, and shall not take any position on any Tax Return that is inconsistent with such value, absent a final “determination” within the meaning of Section 1313(a) of the Code.

(g)     Tax Indemnification.  (i) FTAI Infrastructure shall pay or cause to be paid, shall be responsible for, and shall indemnify and hold harmless all members of the FTAI Group from and against:

(1)          all Taxes of any member of the FTAI Group attributable to a breach of any covenant in Section 7.2(f) by a member of such group;

(2)          all Taxes of any member of the FTAI Group assumed by FTAI Infrastructure pursuant to Section 7.2(a)(i);

(3)          any accounting, legal, and other professional fees and court costs incurred in connection with, evaluating, or defending against any claims that result in any member of the FTAI Group becoming entitled to indemnification under this Section 7.3(h); and

(4)          any Taxes incurred by the FTAI Group resulting from indemnification payments made pursuant to this Section 7.3(h).

(ii)         FTAI shall pay or cause to be paid, shall be responsible for, and shall indemnify and hold harmless all members of the FTAI Infrastructure Group from and against:

(1)          all Taxes of any member of the FTAI Infrastructure Group attributable to a breach of any covenant in Section 7.2(f) by a member of such Group;

(2)          all Taxes of any member of the FTAI Infrastructure Group assumed by FTAI pursuant to Section 7.2(a)(ii);

(3)          any accounting, legal, and other professional fees and court costs incurred in connection with, evaluating, or defending against any claims that result in any member of the FTAI Infrastructure Group becoming entitled to indemnification under this Section 7.2(h); and

(4)          any Taxes incurred by the FTAI Infrastructure Group resulting from indemnification payments made pursuant to this 7.2(h).

(iii)        Furthermore, indemnification under this Section 7.2(h) shall follow the procedures described in Section 9.4, except to the extent such procedures conflict with anything described herein.

(h)      Tax Contests. (i)  Notice of Tax Contests. FTAI Infrastructure shall promptly notify FTAI in writing upon receipt by FTAI Infrastructure or any member of the FTAI Infrastructure Group of a written communication from any Taxing Authority with respect to any Tax Contest concerning any Tax Return or otherwise concerning Taxes for which FTAI or its Subsidiaries or shareholders may be liable. FTAI shall promptly notify FTAI Infrastructure in writing upon receipt by FTAI or any member of the FTAI Group of a written communication from any Taxing Authority with respect to any Tax Contest concerning any Tax Return or otherwise concerning Taxes for which FTAI Infrastructure or its Subsidiaries may be liable.

(ii)          Control of Tax Contests. FTAI shall have the sole responsibility and control over the handling of any Tax Contest, including the exclusive right to communicate with agents of the Taxing Authority, involving (A) any Pre-Closing Period Tax Return of FTAI Infrastructure or any member of the FTAI Infrastructure Group or otherwise relating to the FTAI Infrastructure Assets or FTAI Infrastructure Liabilities for a Pre-Closing Period or (B) any Straddle Period Tax Return of FTAI Infrastructure or any member of the FTAI Infrastructure Group or otherwise relating to the FTAI Infrastructure Assets or FTAI Infrastructure Liabilities for a Straddle Period, in each case if the liability for the accompanying Tax Contest would be imposed on FTAI, its Subsidiaries, or its Shareholders. Upon FTAI Infrastructure’s request, FTAI Infrastructure shall be allowed to participate in, but not to control, at FTAI Infrastructure’s expense, the handling of any such Tax Contest with respect to any item that may affect FTAI Infrastructure’s (or its Subsidiaries or its Shareholders’) liability for Taxes pursuant to this Agreement, and upon FTAI’s request, FTAI shall be allowed to participate in, but not to control, at FTAI’s expense, the handling of any other Tax Contest with respect to any item that may affect FTAI’s (or its Subsidiaries or its Shareholders’) liability for Taxes pursuant to this Agreement. Neither FTAI nor FTAI Infrastructure shall settle or concede any Tax Contest with respect to any item in excess of $50,000 for which the other party or an affiliate of the other party is liable without the prior written consent of such party, which consent shall not be unreasonably withheld, delayed, or conditioned.

(iii)         Cooperation.  Each Party shall, and shall cause all of such Party’s Subsidiaries and, to the extent capable of so doing, Affiliates to, fully cooperate with the other Party in connection with the preparation and filing of any Tax Return, the conduct of any Tax Contest (including, where appropriate or necessary, providing a power of attorney) concerning any issues or any other matter contemplated under this Section 7.2, and use commercially reasonable efforts to mitigate the net economic impact of any Tax Contest. Each Party shall make its employees and facilities available on a mutually convenient basis to facilitate such cooperation.

(i)       Retention of Records; Access In General. The Parties shall and shall cause the other members of their Group to (i) retain records, documents, accounting data, and other information (including computer data) necessary for the preparation and filing of all Tax Returns in respect of Taxes of either the FTAI Group or the FTAI Infrastructure Group for any taxable period, or for any Tax Contests relating to such Tax Returns and (ii) using commercially reasonable efforts to do so within five (5) Business Days, give to the other Party reasonable access to such records, documents, accounting data, and other information (including computer data) and to its personnel (insuring their cooperation) and premises, for the purpose of the review or audit of such Tax Returns to the extent relevant to an obligation or liability of a Party under this Agreement or for purposes of the preparation or filing of any such Tax Return, the conduct of any Tax Contest or any other matter reasonably and in good faith related to the Tax affairs of the requesting Party. The requesting party shall bear all reasonable out-of-pocket costs and expenses in connection therewith. At any time after the Distribution Date that FTAI or any member of the FTAI Group proposes to destroy such material or information, FTAI shall first notify FTAI Infrastructure in writing and FTAI Infrastructure shall be entitled to receive such materials or information proposed to be destroyed. At any time after the Distribution Date that FTAI Infrastructure or any member of the FTAI Infrastructure Group proposes to destroy such material or information, FTAI Infrastructure shall first notify FTAI in writing and FTAI shall be entitled to receive such materials or information proposed to be destroyed.

(j)       Continuation of Retention of Information, Access Obligations. The obligations set forth above in Section 7.2(i) shall continue until the longer of (x) the time of a final determination within the meaning of Section 1313(a) of the Code or (y) expiration of all applicable statutes of limitations to which the records and information relate. For purposes of the preceding sentence, each Party shall assume that no applicable statute of limitations has expired unless such Party has received notification or otherwise has actual knowledge that such statute of limitations has expired.

Section 7.3       No Restrictions on Post-Closing Competitive Activities.  Each of the Parties agrees that this Agreement shall not include any non-competition or other similar restrictive arrangements with respect to the range of business activities that may be conducted, or investments that may be made, by the Groups. Accordingly, each of the Parties acknowledges and agrees that nothing set forth in this Agreement shall be construed to create any explicit or implied restriction or other limitation on the ability of any Group to engage in any business or other activity that overlaps or competes with the business of the other Group, including investing in the infrastructure or aviation industry. Except as expressly provided herein, or in the Ancillary Agreements, if any, each Group shall have the right to, and shall have no duty to abstain from exercising such right to, (i) engage or invest, directly or indirectly, in the same, similar or related business activities or lines of business as the other Group, (ii) make investments in the same or similar types of investments as the other Group, (iii) do business with any client, customer, vendor or lessor of any of the other Group or (iv) employ or otherwise engage any officer, director or employee of the other Group. Neither Party nor Group, nor any officer or director thereof, shall be liable to the other Party or Group or its shareholders for breach of any fiduciary duty by reason of any such activities of such Party or Group or of any such Person’s participation therein.

ARTICLE VIII

ACCESS TO INFORMATION; CONFIDENTIALITY; PRIVILEGE

Section 8.1       Agreement for Exchange of Information.

(a)      Subject to Section 8.1(b) and except as provided in Section 7.2(j), for a period of six (6) years (the “Period”) following the Distribution Date, as soon as reasonably practicable after written request (and using reasonable efforts to do so within five (5) Business Days): (i) FTAI shall afford to any member of the FTAI Infrastructure Group and their authorized Representatives reasonable access during normal business hours to, or, at the FTAI Infrastructure Group’s expense, provide copies of, all books, records, Contracts, instruments, data, documents and other information in the possession or under the control of any member of the FTAI Group immediately following the Distribution Date that relates to any member of the FTAI Infrastructure Group or the FTAI Infrastructure Assets or the Specified Entities (to the extent such information regarding the Specified Entities has been made available to any member of the FTAI Group) or FTAI Infrastructure Liabilities and (ii) FTAI Infrastructure shall afford to any member of the FTAI Group and their authorized Representatives reasonable access during normal business hours to, or, at the FTAI Group’s expense, provide copies of, all books, records, Contracts, instruments, data, documents and other information in the possession or under the control of any member of the FTAI Infrastructure Group immediately following the Distribution Date that relates to any member of the FTAI Group or the FTAI Assets or the FTAI Liabilities; provided, further, that in the event that FTAI Infrastructure or FTAI or any other Person required to provide information under this Article VIII, as applicable, determine that any such provision of or access to any information in response to a request under this Section 8.1(a) would be commercially detrimental in any material respect, violate any Law or agreement or waive any attorney-client privilege, the work product doctrine or other applicable privilege, the Parties shall take all reasonable measures to permit compliance with such request in a manner that avoids any such harm or consequence; provided, further, that to the extent specific information- or knowledge-sharing provisions are contained in any of the Ancillary Agreements, such other provisions (and not this Section 8.1(a)) shall govern; provided, further, that the Period shall be extended with respect to requests related to any third party Action or other dispute filed prior to the end of such period until such Action or dispute is finally resolved.

(b)      A request for information under Section 8.1(a) may be made: (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities laws) by a Governmental Authority having jurisdiction over such requesting party, (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims defense, regulatory filings, litigation, arbitration or other similar requirements (other than in connection with any Action in which any member of a Group is adverse to any member of the other Group), (iii) for use in compensation, benefit or welfare plan administration or other bona fide business purposes, or (iv) to comply with any obligations under this Agreement or any Ancillary Agreement.

(c)      Without limiting the generality of Section 8.1(a), until the end of the first full fiscal year following the Distribution Date (and for a reasonable period of time thereafter as required for any party to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Distribution Date occurs), FTAI Infrastructure shall use its commercially reasonable efforts to cooperate with any requests from any member of the FTAI Group pursuant to Section 8.1(a) and FTAI shall use its commercially reasonable efforts to cooperate with any requests from any member of the FTAI Infrastructure Group pursuant to Section 8.1(a), in each case to enable the requesting Party to meet its timetable for dissemination of its earnings releases and financial statements and to enable such requesting party’s auditors to timely complete their audit of the annual financial statements and review of the quarterly financial statements.

Section 8.2       Ownership of Information. Any information owned by any Person that is provided pursuant to Section 8.1(a) shall be deemed to remain the property of the providing Person. Unless specifically set forth herein, nothing contained in this Agreement shall be construed to grant or confer rights of license or otherwise to the requesting Person with respect to any such information.

Section 8.3       Compensation for Preserving, Gathering or Providing Information. A Person requesting information pursuant to Section 8.1(a) agrees to reimburse the providing Person for the reasonable expenses, if any, of gathering and copying such information, or of preserving such information beyond the Period for reasons related to a legal hold or any third-party Action or other dispute filed before the end of the Period, to the extent that such expenses are reasonably incurred for the benefit of the requesting Person.

Section 8.4       Retention of Records. Except as provided in Section 7.2(j), to facilitate the exchange of information pursuant to this Article VIII after the Distribution Date, for a period of three (3) years following the Distribution Date, except as otherwise required (whether pursuant to Law, court order, legal hold or otherwise) or agreed in writing, the Parties agree to use commercially reasonable efforts to retain, or cause to be retained, all information in their, or any member of their Group’s, respective possession or control on the Distribution Date in accordance with the policies and procedures of FTAI as in effect on the Distribution Date.

Section 8.5       Limitation of Liability. No Person required to provide information under this Article VIII shall have any Liability (a) if any historical information provided pursuant to this Article VIII is found to be inaccurate, in the absence of gross negligence or willful misconduct by such Person, or (b) if any information is lost or destroyed despite using commercially reasonable efforts to comply with the provisions of Section 8.4.

Section 8.6       Production of Witnesses. At all times from and after the Distribution Date, upon reasonable request:

(a)      FTAI Infrastructure shall use commercially reasonable efforts to make available, or cause to be made available, to any member of the FTAI Group, the directors, officers, employees, managers, trustees and agents of any member of the FTAI Infrastructure Group as witnesses to the extent that the same may reasonably be required by the requesting party (giving consideration to business demands of such directors, officers, employees, managers, trustees and agents) in connection with any legal, administrative or other proceeding in which the requesting party may from time to time be involved, except in the case of any Action in which any member of the FTAI Infrastructure Group is adverse to any member of the FTAI Group; and

(b)      FTAI shall use commercially reasonable efforts to make available, or cause to be made available, to any member of the FTAI Infrastructure Group, the directors, officers, employees, managers, trustees and agents of any member of the FTAI Group as witnesses to the extent that the same may reasonably be required by the requesting party (giving consideration to business demands of such directors, officers, employees, managers, trustees and agents) in connection with any legal, administrative or other proceeding in which the requesting party may from time to time be involved, except in the case of any Action in which any member of the FTAI Group is adverse to any member of the FTAI Infrastructure Group.

(c)      The requesting Party shall bear all reasonable costs and expenses in connection with any production of witnesses under this Section 8.6.

Section 8.7       Confidentiality.

(a)      FTAI Infrastructure (on behalf of itself and each other member of its Group) and FTAI (on behalf of itself and each other member of its Group) shall hold, and shall cause each of their respective Affiliates to hold, and each of the foregoing shall cause their respective directors, officers, employees, agents, consultants, managers, trustees, insurers, insurance brokers and advisors to hold, in strict confidence, and not to disclose or release or use, for any purpose other than as expressly permitted pursuant to this Agreement or the Ancillary Agreements, if any, any and all Confidential Information concerning any member of the other Group (or the Specified Entities, as applicable) without the prior written consent of such member of the other Group; provided, that each Party and the members of its Group may disclose, or may permit disclosure of, such Confidential Information (i) to other members of their Group and their respective auditors, attorneys, financial advisors, bankers, accountants, agents and other appropriate consultants and advisors (including the Manager) (collectively, “Representatives”) who have a need to know such information for purposes of performing services for a member of such Group and who are informed of their obligation to hold such information confidential to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, such Party will be responsible, (ii) if it or any of its Affiliates are required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule, or (iii) as necessary in order to permit such Party to prepare and disclose its financial statements, or other disclosures required by Law or such applicable stock exchange. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to the foregoing clause (ii) above, the Party requested to disclose Confidential Information concerning a member of the other Group (or the Specified Entities) shall promptly notify such member of the other Group (or, with respect to the Specified Entities, FTAI Infrastructure) of the existence of such request or demand and, to the extent commercially practicable, shall provide such member of the other Group (or, with respect to the Specified Entities, FTAI Infrastructure) thirty (30) days (or such lesser period as is commercially practicable) to seek an appropriate protective order or other remedy, which the Parties will cooperate in obtaining. In the event that such appropriate protective order or other remedy is not obtained, the Party that is required to disclose Confidential Information about a member of the other Group (or the Specified Entities) shall furnish, or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed and shall use commercially reasonable efforts to ensure that confidential treatment is accorded such information.

(b)      Notwithstanding anything to the contrary set forth herein, the Parties shall be deemed to have satisfied their obligations hereunder with respect to Confidential Information of any member of the other Group (or the Specified Entities, as applicable) if they exercise the same degree of care (but no less than a reasonable degree of care) as they exercise to preserve confidentiality for their own similar Confidential Information.

(c)      Upon the written request of a Party or a member of its Group, the other Party shall take, and shall cause the applicable members of its Group to take, reasonable steps to promptly (i) deliver to the requesting Person all original copies of Confidential Information (whether written or electronic) concerning the requesting Person or any member of its Group (or the Specified Entities) that is in the possession of the other Party or any member of its Group and (ii) if specifically requested by the requesting Person, destroy any copies of such Confidential Information (including any extracts therefrom), unless such delivery or destruction would violate any Law; provided, that (x) the other Party shall not be obligated to destroy Confidential Information that is required by or relates to the business of the other Party or any member of such other Party’s Group (or, with respect to the FTAI Infrastructure Group, the Specified Entities) and (y) with respect to such other Party’s Representatives, such Representatives may keep a copy or copies of the Confidential Information if required by policies and procedures implemented by such Representatives in order to comply with applicable Law, professional standards or bona fide document retention policy. In addition, the other Party and its Representatives may retain Confidential Information to the extent it is “backed-up” on its or their (as the case may be) electronic information management and communications systems or servers, so long as it is not available to an end user without the use of procedures for which end users are not typically trained, and cannot be expunged without considerable effort. Upon the written request of the requesting Person, the other Party shall, or shall cause another member of its Group to, cause its duly authorized officers to certify in writing to the requesting party that the requirements of this Section 8.7(c) have been satisfied in full. Any information retained pursuant to this Section 8.7(c) shall remain subject to the confidentiality provisions of this Section 8.7.

Section 8.8       Privileged Matters.

(a)      Pre-Distribution Services. The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of the Parties and their Affiliates, and that each of the Parties should be deemed to be the client with respect to such pre-Distribution services for the purposes of asserting all privileges that may be asserted under applicable Law.  The Parties agree that such privileged information shall not be used by or against any member of the FTAI Group or FTAI Infrastructure Group in any Action in which any member of a Group is adverse to any member of the other Group. The Parties also agree to take, and cause the other members of their respective Groups to take, all reasonable steps to preserve shared privileges after the Effective Time.

(b)      Post-Distribution Services. The Parties recognize that legal and other professional services will be provided following the Effective Time that will be rendered solely for the benefit of FTAI Infrastructure and its Affiliates or FTAI and its Affiliates, as the case may be. With respect to such post-Distribution services, the Parties agree as follows:

(i)          FTAI shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the FTAI Assets or the FTAI Liabilities, whether or not the privileged information is in the possession of or under the control of FTAI or FTAI Infrastructure. FTAI shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting FTAI Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated by or against any member of the FTAI Group, whether or not the privileged information is in the possession of or under the control of FTAI or FTAI Infrastructure; and

(ii)          FTAI Infrastructure shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the FTAI Infrastructure Assets or the Specified Entities (with respect to such information regarding the Specified Entities that has been made available to any member of the FTAI Group) or FTAI Infrastructure Liabilities, whether or not the privileged information is in the possession of or under the control of FTAI or FTAI Infrastructure. FTAI Infrastructure shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting FTAI Infrastructure Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated by or against any member of the FTAI Infrastructure Group, whether or not the privileged information is in the possession of or under the control of FTAI or FTAI Infrastructure.

(c)      The Parties agree that they shall have a shared privilege, with equal right to assert or waive, subject to the restrictions in this Section 8.8, with respect to all privileges not allocated pursuant to the terms of Section 8.8(b). FTAI Infrastructure may not waive, and shall cause each other member of the FTAI Infrastructure Group not to waive, any privilege that could be asserted by a member of the FTAI Group under any applicable Law, and in which a member of the FTAI Group has a shared privilege, without the consent of FTAI, which consent shall not be unreasonably withheld, conditioned or delayed or as provided in Section 8.8(d) or Section 8.8(e) below. FTAI may not waive, and shall cause each other member of the FTAI Group not to waive, any privilege that could be asserted by a member of the FTAI Infrastructure Group under any applicable Law, and in which a member of the FTAI Infrastructure Group has a shared privilege, without the consent of FTAI Infrastructure, which consent shall not be unreasonably withheld, conditioned or delayed or as provided in Section 8.8(d) or Section 8.8(e) below.

(d)      Notwithstanding any of the other provisions of this Section 8.8, to the fullest extent permitted by Law, in the event of any Action or dispute between or among FTAI Infrastructure and FTAI, or any members of their respective Groups, the Parties may waive a privilege in which a member of the other Group has a shared privilege, without obtaining the consent from any other party; provided, that such waiver of a shared privilege shall be effective only as to the use of information with respect to the Action or dispute between the relevant Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared privilege with respect to any Action, disputes or other matters involving third parties or with respect to any other Actions. In the event of any such waiver, the Parties and the members of their respective Groups shall take all reasonable measures to ensure the confidentiality of the privileged information that is the subject of such waiver, including, as necessary, making any necessary applications to an arbitral tribunal or court of law, as applicable, to preserve the confidentiality of such information; and any such privileged information shall otherwise be held confidential by the Parties and the members of their respective Groups in accordance with the provisions of Section 8.7. For the avoidance of doubt, this Section 8.8(d) provides the only circumstances, and the only conditions, under which a Party or a member of its respective Group may unilaterally waive any shared applicable legal privilege.

(e)      If a dispute arises between or among FTAI Infrastructure and FTAI, or any members of their respective Groups, regarding whether a privilege should be waived to protect or advance the interest of a party, each Party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of such party and shall not unreasonably withhold consent to any request for waiver by such party. Each Party agrees that it will not withhold consent to waiver for any purpose except to protect its own legitimate interests or the legitimate interests of any other member of its Group.

(f)      Upon receipt by either Party, or by any member of its Group, of any subpoena, discovery or other request which requires the production or disclosure of information which such Party knows is subject to a shared privilege or as to which a member of the other Group has the sole right hereunder to assert or waive a privilege, or if either Party obtains knowledge that any of its or any other member of its Group’s current or former directors, officers, agents, managers, trustees or employees have received any subpoena, discovery or other requests which requires the production or disclosure of such privileged information, such Party shall promptly notify the other Party of the existence of the request and shall provide the other Party a reasonable opportunity to review the information and to assert any rights it or they may have under this Section 8.8 or otherwise to prevent the production or disclosure of such privileged information.

(g)     The access to information being granted pursuant to Section 8.1, the agreement to provide witnesses and individuals pursuant to Section 8.6 hereof, and the transfer of privileged information between and among the Parties and the members of their respective Groups pursuant to this Agreement shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement, any of the Ancillary Agreements or otherwise.

Section 8.9       Financial Information Certifications. The Parties agree to cooperate with each other in such manner as is necessary to enable the principal executive officer or officers, principal financial officer or officers and controller or controllers of each of the Parties to make the certifications required of them under Sections 302, 404 and 906 of the Sarbanes-Oxley Act of 2002.

ARTICLE IX

MUTUAL RELEASES; INDEMNIFICATION

Section 9.1       Release of Pre-Distribution Claims.

(a)      Except as provided in Section 9.1(d), effective as of the Effective Time, FTAI Infrastructure does hereby, for itself and each other member of the FTAI Infrastructure Group, release and forever discharge each FTAI Indemnitee from any and all Liabilities whatsoever to any member of the FTAI Infrastructure Group, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Effective Time, including in connection with the Transactions.

(b)      Except as provided in Section 9.1(d), effective as of the Effective Time, FTAI does hereby, for itself and each other member of the FTAI Group, release and forever discharge each FTAI Infrastructure Indemnitee from any and all Liabilities whatsoever to any member of the FTAI Group, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Effective Time, including in connection with the Transactions.

(c)      The Parties expressly understand and acknowledge that it is possible that unknown losses or claims exist or might come to exist or that present losses may have been underestimated in amount, severity, or both. Accordingly, the Parties are deemed expressly to understand provisions and principles of law such as Section 1542 of the Civil Code of the State of California (as well as any and all provisions, rights and benefits conferred by any Law of any state or territory of the United States, or principle of common law, which is similar or comparable to Section 1542), which Section provides: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR. The Parties are hereby deemed to agree that the provisions of Section 1542 and all similar federal or state laws, rights, rules, or legal principles of California or any other jurisdiction that may be applicable herein, are hereby knowingly and voluntarily waived and relinquished with respect to the releases in Section 9.1(a) and Section 9.1(b), which include a release of any rights and benefits with respect to such Liabilities that each Party and each member of such Party’s Group, and its successors and assigns, now has or in the future may have conferred upon them by virtue of any statute or common law principle which provides that a general release does not extend to claims which a Party does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such claims would have affected such Party’s settlement with the obligor. Each Party hereby expressly understands and acknowledges that it is aware that factual matters now unknown to it may have given or may hereafter give rise to Liabilities that are presently unknown, unanticipated and unsuspected and that present losses may have been underestimated in amount, severity, or both, and further expressly agrees that this release has been negotiated and agreed upon in light of that understanding and awareness and each such Party nevertheless hereby intends to release the Persons described in Section 9.1(a) and Section 9.1(b) from the Liabilities described in Section 9.1(a) and Section 9.1(b), as applicable.

(d)      Nothing contained in Section 9.1(a) or Section 9.1(b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in, or contemplated to continue pursuant to, this Agreement or any Ancillary Agreement. Without limiting the foregoing, nothing contained in Section 9.1(a) or Section 9.1(b) shall release any Person from:

(i)           any Liability, contingent or otherwise, assumed by, or allocated to, such Person in accordance with this Agreement or any Ancillary Agreement;

(ii)         any Liability that such Person may have with respect to indemnification or contribution pursuant to this Agreement or any Ancillary Agreement for claims brought by third Persons, which Liability shall be governed by the provisions of this Article IX and, if applicable, the appropriate provisions of the Ancillary Agreements, if any;

(iii)        any unpaid accounts payable or receivable arising from or relating to the sale, provision, or receipt of goods, payment for goods, property or services purchased, obtained or used in the ordinary course of business by any member of the FTAI Group from any member of the FTAI Infrastructure Group, or by any member of the FTAI Infrastructure Group from any member of the FTAI Group from and after the Effective Time;

(iv)        any Liability the release of which would result in the release of any Person other than an Indemnitee; provided, that the Parties agree not to bring suit, or permit any other member of their respective Group to bring suit, against any Indemnitee with respect to such Liability; or

(v)          any agreements set forth in Section 2.2(b).

(e)      FTAI Infrastructure shall not make, and shall not permit any other member of the FTAI Infrastructure Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against any FTAI Indemnitee with respect to any Liabilities released pursuant to Section 9.1(a). FTAI shall not make, and shall not permit any member of the FTAI Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against any FTAI Infrastructure Indemnitee with respect to any Liabilities released pursuant to Section 9.1(b).

Section 9.2       Indemnification by FTAI Infrastructure. Except as provided in Section 7.2, Section 9.5 and Section 9.6, and except with respect to any agreements set forth in Section 2.2(b), FTAI Infrastructure shall, and, in the case of Section 9.2(a) or Section 9.2(b), shall in addition cause each Appropriate Member of the FTAI Infrastructure Group to, indemnify, defend and hold harmless, the FTAI Indemnitees from and against any and all Losses of the FTAI Indemnitees relating to, arising out of or resulting from any of the following (without duplication):

(a)      any FTAI Infrastructure Liabilities, including the failure of any member of the FTAI Infrastructure Group or any other Person to pay, perform or otherwise promptly discharge any FTAI Infrastructure Liabilities in accordance with their respective terms, whether prior to, at or after the Effective Time;

(b)      any breach by any member of the FTAI Infrastructure Group of any provision of this Agreement or of any of the Ancillary Agreements, subject to any limitations of liability provisions and other provisions applicable to any such breach set forth therein; and

(c)      any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in or incorporated by reference in the Registration Statement or the Information Statement other than information that relates solely to the FTAI Assets or the FTAI Liabilities; in each case, regardless of when or where the loss, claim, accident, occurrence, event or happening giving rise to the Loss took place, or whether any such loss, claim, accident, occurrence, event or happening is known or unknown, or reported or unreported and regardless of whether such loss, claim, accident, occurrence, event or happening giving rise to the Loss existed prior to, on or after the Distribution Date or relates to, arises out of or results from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, on or after the Distribution Date. As used in this Section 9.2, “Appropriate Member of the FTAI Infrastructure Group” means the member or members of the FTAI Infrastructure Group, if any, whose acts, conduct or omissions or failures to act caused, gave rise to or resulted in the Loss from and against which indemnity is provided.

Section 9.3       Indemnification by FTAI. Except as provided in Section 7.2, Section 9.5 and Section 9.6, and except with respect to any agreements set forth in Section 2.2(b), FTAI shall, and, in the case of Section 9.3(a) or Section 9.3(b), shall in addition cause each Appropriate Member of the FTAI Group to, indemnify, defend and hold harmless the FTAI Infrastructure Indemnitees from and against any and all Losses of the FTAI Infrastructure Indemnitees relating to, arising out of or resulting from any of the following (without duplication):

(a)      any FTAI Liabilities, including the failure of any member of the FTAI Group or any other Person to pay, perform or otherwise promptly discharge any FTAI Liabilities in accordance with their respective terms, whether prior to, at or after the Effective Time;

(b)      any breach by any member of the FTAI Group of any provision of this Agreement or of any of the Ancillary Agreements, subject to any limitations of liability provisions and other provisions applicable to any such breach set forth therein; and

(c)      any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, solely with respect to information contained in or incorporated by reference in the Registration Statement or the Information Statement that relates solely to the FTAI Assets or the FTAI Liabilities; in each case, regardless of when or where the loss, claim, accident, occurrence, event or happening giving rise to the Loss took place, or whether any such loss, claim, accident, occurrence, event or happening is known or unknown, or reported or unreported and regardless of whether such loss, claim, accident, occurrence, event or happening giving rise to the Loss existed prior to, on or after the Distribution Date or relates to, arises out of or results from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, on or after the Distribution Date. As used in this Section 9.3, “Appropriate Member of the FTAI Group” means the member or members of the FTAI Group, if any, whose acts, conduct or omissions or failures to act caused, gave rise to or resulted in the Loss from and against which indemnity is provided.

Section 9.4       Procedures for Indemnification.

(a)      An Indemnitee shall give notice of any matter that such Indemnitee has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement or any Ancillary Agreement (other than a Third-Party Claim which shall be governed by Section 9.4(b)) to any Party that is or may be required pursuant to this Agreement or any Ancillary Agreement to make such indemnification (the “Indemnifying Party”) promptly (and in any event within fifteen (15) days) after making such a determination. Such notice shall state the amount of the Loss claimed, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement or the applicable Ancillary Agreement in respect of which such right of indemnification is claimed by such Indemnitee; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure.

(b)      If a claim or demand is made against an Indemnitee by any Person who is not a Party to this Agreement or an Affiliate of a Party (a “Third-Party Claim”) as to which such Indemnitee is or reasonably expects to be entitled to indemnification pursuant to this Agreement, such Indemnitee shall notify the Indemnifying Party in writing, and in reasonable detail, of the Third-Party Claim promptly (and in any event within thirty (30) days) after receipt by such Indemnitee of written notice of the Third-Party Claim; provided, however, that the failure to provide notice of any such Third-Party Claim pursuant to this sentence shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure (except that the Indemnifying Party or Parties shall not be liable for any expenses incurred by the Indemnitee in defending such Third-Party Claim during the period in which the Indemnitee failed to give such notice). Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within ten (10) days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim.

(c)      An Indemnifying Party shall be entitled (but shall not be required) to assume, control the defense of, and settle any Third-Party Claim, at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel, which counsel must be reasonably acceptable to the Indemnitee, if it gives written notice of its intention to do so (including a statement that the Indemnitee is entitled to indemnification under this Article IX) to the applicable Indemnitees within thirty (30) days of the receipt of notice from such Indemnitees of the Third-Party Claim (failure of the Indemnifying Party to respond within such thirty (30) day period shall be deemed to be an election by the Indemnifying Party not to assume the defense for such Third-Party Claim). After a notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third-Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement thereof, at its own expense and, in any event, shall reasonably cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses and information in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party; provided, however, that such access shall not require the Indemnitee to disclose any information the disclosure of which would, in the good faith judgment of the Indemnitee, result in the loss of any existing privilege with respect to such information or violate any applicable Law.

(d)      Notwithstanding anything to the contrary in this Section 9.4, in the event that (i) an Indemnifying Party elects not to assume the defense of a Third-Party Claim, (ii) there exists a conflict of interest or potential conflict of interest between the Indemnifying Party and the Indemnitee, (iii) any Third-Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnitee, (iv) the Indemnitee’s exposure to Liability in connection with such Third-Party Claim is reasonably expected to exceed the Indemnifying Party’s exposure in respect of such Third-Party Claim taking into account the indemnification obligations hereunder, or (v) the Person making such Third-Party Claim is a Governmental Authority with regulatory authority over the Indemnitee or any of its material Assets, such Indemnitee shall be entitled to control the defense of such Third-Party Claim, at the Indemnifying Party’s expense, with counsel of such Indemnitee’s choosing (such counsel to be reasonably acceptable to the Indemnifying Party). If the Indemnitee is conducting the defense against any such Third-Party Claim, the Indemnifying Party shall reasonably cooperate with the Indemnitee in such defense and make available to the Indemnitee all witnesses and information in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as are reasonably required by the Indemnitee; provided, however, that such access shall not require the Indemnifying Party to disclose any information the disclosure of which would, in the good faith judgment of the Indemnifying Party, result in the loss of any existing privilege with respect to such information or violate any applicable Law.  The Indemnifying Party shall timely and regularly pay or reimburse the Indemnitee’s expenses incurred in defense of such Third-Party Claim, including all attorney’s fees and litigation costs, as such expenses are incurred by Indemnitee.

(e)      No Indemnitee may settle or compromise any Third-Party Claim without the consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed). If an Indemnifying Party has failed to assume the defense of the Third-Party Claim, it shall not be a defense to any obligation to pay any amount in respect of such Third-Party Claim that the Indemnifying Party was not consulted in the defense thereof, that such Indemnifying Party’s views or opinions as to the conduct of such defense were not accepted or adopted, that such Indemnifying Party does not approve of the quality or manner of the defense thereof or that such Third-Party Claim was incurred by reason of a settlement rather than by a judgment or other determination of liability.

(f)      In the case of a Third-Party Claim, no Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third-Party Claim without the consent (not to be unreasonably withheld, conditioned or delayed) of the Indemnitee if the effect thereof is to permit any injunction, declaratory judgment, consent decree, other order or other non-monetary relief to be entered, directly or indirectly, against any Indemnitee, does not release the Indemnitee from all liabilities and obligations with respect to such Third-Party Claim or includes an admission of guilt or liability on behalf of the Indemnitee.

(g)      Absent fraud or intentional misconduct by an Indemnifying Party, the indemnification provisions of this Article IX shall be the sole and exclusive remedy of an Indemnitee for any monetary or compensatory damages or Losses resulting from any breach of this Agreement or any Ancillary Agreement, and each Indemnitee expressly waives and relinquishes any and all rights, claims or remedies such Person may have with respect to the foregoing other than under this Article IX against any Indemnifying Party.

Section 9.5       Indemnification Obligations Net of Insurance Proceeds. The Parties intend that any Loss subject to indemnification or reimbursement pursuant to this Article IX (an “Indemnifiable Loss”) will be net of Insurance Proceeds that actually reduce the amount of the Loss. Accordingly, the amount which an Indemnifying Party is required to pay to any Indemnitee will be reduced by any Insurance Proceeds actually recovered by or on behalf of the Indemnitee in reduction of the related Loss. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Loss and subsequently receives Insurance Proceeds, the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payments received over the amount of the Indemnity Payments that would have been due if the Insurance Proceeds recovery had been received, realized or recovered before the Indemnity Payments were made. The Indemnitee shall use and cause its Affiliates to use commercially reasonable efforts to recover any Insurance Proceeds to which the Indemnitee is entitled with respect to any Indemnifiable Loss. The existence of a claim by an Indemnitee for insurance or against a third party in respect of any Indemnifiable Loss shall not, however, delay any payment pursuant to the indemnification provisions contained in this Article IX and otherwise determined to be due and owing by an Indemnifying Party; rather, the Indemnifying Party shall make payment in full of such amount so determined to be due and owing by it against a concurrent written assignment by the Indemnitee to the Indemnifying Party of the portion of the claim of the Indemnitee for such insurance or against such third party equal to the amount of such payment. The Indemnitee shall use and cause its Affiliates to use commercially reasonable efforts to assist the Indemnifying Party in recovering or to recover on behalf of the Indemnifying Party, any Insurance Proceeds to which the Indemnifying Party is entitled with respect to any Indemnifiable Loss as a result of such assignment. The Indemnitee shall make available to the Indemnifying Party and its counsel all employees, books and records, communications, documents, items or matters within its knowledge, possession or control that are necessary, appropriate or reasonably deemed relevant by the Indemnifying Party with respect to the recovery of such Insurance Proceeds; provided, however, that nothing in this sentence shall be deemed to require a Party to make available books and records, communications, documents or items which (i) in such Party’s good faith judgment could result in a waiver of any privilege even if the Parties cooperated to protect such privilege as contemplated by this Agreement or (ii) such Party is not permitted to make available because of any Law or any confidentiality obligation to a third party, in which case such Party shall use commercially reasonable efforts to seek a waiver of or other relief from such confidentiality restriction. Unless the Indemnifying Party has made payment in full of any Indemnifiable Loss, such Indemnifying Party shall use and cause its Affiliates to use commercially reasonable efforts to recover any Insurance Proceeds to which it or such Affiliate is entitled with respect to any Indemnifiable Loss.

Section 9.6       Indemnification Obligations Net of Taxes. The Parties intend that any Indemnifiable Loss will be net of Taxes. Accordingly, the amount which an Indemnifying Party is required to pay to an Indemnitee will be adjusted to reflect any tax benefit actually received by the Indemnitee from the underlying Loss and to reflect any Taxes imposed upon the Indemnitee as a result of the receipt of such payment. Such an adjustment will first be made at the time that the Indemnity Payment is made and will further be made, as appropriate, to take into account any change in the liability of the Indemnitee for Taxes that occurs in connection with the final resolution of an audit by a Taxing Authority. To the extent permitted by Law, the Parties will treat any Indemnity Payment paid pursuant to this Agreement as a capital contribution made by FTAI to FTAI Infrastructure or as a distribution made by FTAI Infrastructure to FTAI, as the case may be, on the date of this Agreement.

Section 9.7       Contribution. If the indemnification provided for in this Article IX is unavailable to an Indemnitee in respect of any Indemnifiable Loss, then the Indemnifying Party, in lieu of indemnifying such Indemnitee, shall contribute to the Losses paid or payable by such Indemnitee as a result of such Indemnifiable Loss in such proportion as is appropriate to reflect the relative fault of FTAI Infrastructure and each other member of the FTAI Infrastructure Group, on the one hand, and FTAI and each other member of the FTAI Group, on the other hand, in connection with the circumstances which resulted in such Indemnifiable Loss.

Section 9.8      Remedies Cumulative. The remedies provided in this Article IX shall be cumulative and, subject to the provisions of Article X, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

Section 9.9       Survival of Indemnities. The rights and obligations of each of the Parties and their respective Indemnitees under this Article IX shall survive the Distribution Date indefinitely, unless a specific survival or other applicable period is expressly set forth herein, and shall survive the sale or other transfer by any Party or any of its Subsidiaries of any Assets or businesses or the assignment by it of any Liabilities.

Section 9.10     Limitation of Liability. EXCEPT TO THE EXTENT SPECIFICALLY PROVIDED IN ANY ANCILLARY AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES (INCLUDING IN RESPECT OF LOST PROFITS OR REVENUES), HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF ANY PROVISION OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES (OTHER THAN ANY SUCH LIABILITY WITH RESPECT TO A THIRD-PARTY CLAIM, WHICH SHALL BE CONSIDERED DIRECT DAMAGES HEREUNDER).

Article X

DISPUTE RESOLUTION

Section 10.1     Agreement Dispute. Except as otherwise provided in this Agreement or in any Ancillary Agreement, any controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity, termination or breach of this Agreement or any Ancillary Agreement or otherwise arising out of, or in any way related to this Agreement or any Ancillary Agreement or any of the transactions contemplated hereby or thereby (each, an “Agreement Dispute”), shall be finally resolved in accordance with the procedures set forth in this Article X.

Section 10.2     Negotiation and Dispute Resolution.

(a)      Appointed Representative. Each Party shall appoint a representative who shall be responsible for administering the dispute resolution provisions in this Section 10.2 (each, an “Appointed Representative”). Each Appointed Representative shall have the authority to resolve any Agreement Dispute on behalf of the Party that appointed such representative.

(b)      At such time as an Agreement Dispute arises, any Party may deliver written notice of such Agreement Dispute (“Dispute Notice”).  The Appointed Representatives shall negotiate in good faith for thirty (30) days from the date of receipt by a Party of a Dispute Notice (“Dispute Negotiation Period”) to resolve the Agreement Dispute.

(c)      Nothing said or disclosed, nor any document produced, in the course of any negotiations, conferences and discussions in connection with efforts to settle an Agreement Dispute under this Section 10.2 that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose, but shall be considered as to have been disclosed solely for confidential settlement purposes.

Section 10.3     Arbitration.

(a)      If a mutually-agreeable resolution of any Agreement Dispute is not achieved by the Appointed Representatives, in writing, within the Negotiation Period, such Agreement Dispute may be submitted, at the request of either Party, to arbitration administered by the CPR under its administered arbitration rules in effect at the time (the “CPR Rules”).

(b)     The arbitration shall be seated in New York, New York.

(c)      There shall be three arbitrators. Each Party shall appoint one arbitrator within thirty (30) days of receipt by the respondent of the notice of arbitration. The two Party-appointed arbitrators shall appoint the third arbitrator, who shall chair the arbitral tribunal, within thirty (30) days of the appointment of the second arbitrator. If any Party fails to appoint an arbitrator, or if the two Party-appointed arbitrators fail to appoint the chair, within the time periods specified herein, then any such arbitrator shall, upon any Party’s request, be appointed by the CPR in accordance with the CPR Rules.

(d)      Any controversy concerning whether an Agreement Dispute is an arbitrable Agreement Dispute, whether arbitration has been waived, whether an assignee of this Agreement is bound to arbitrate, or as to the interpretation or enforceability of this Section 10.3 shall be determined by the arbitrators.

(e)      In resolving any Agreement Dispute, the arbitrators shall apply the substantive laws of the State of New York, without regard to any choice of law principles thereof that would mandate the application of the laws of another jurisdiction.

(f)      The Parties agree that the provisions to arbitrate set forth herein be valid, enforceable and irrevocable, and any award rendered by the arbitrators shall be final and binding on the Parties and the sole and exclusive remedy between the Parties regarding any Agreement Dispute presented to the arbitrators.

(g)      By agreeing to arbitration, the Parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings.  Without prejudice to such provisional remedies that may be granted by a court, the arbitrators shall have full authority to grant provisional remedies, to order a Party to request that a court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any Party to respect the arbitrators’ orders to that effect.

(h)     The Parties agree to comply with any award and agree to enforcement of or entry of judgment upon such award, in any court of competent jurisdiction.  The Parties consent and submit to the non-exclusive jurisdiction of any federal court located in the State of New York and any New York state court, in either case located in the Borough of Manhattan, New York City, New York (“New York Court”) for the enforcement of any arbitral award rendered hereunder and to compel arbitration or for interim or provisional remedies in aid of arbitration.  In any such action, the Parties irrevocably waive to the fullest extent they may do so, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens or any right of objection to jurisdiction on account of its place of incorporation or domicile, which it may now or hereafter have, to the bringing of any such action or proceeding in any New York Court.

(i)       The arbitrators shall be entitled, if appropriate, to award monetary damages and other remedies, subject to the provisions of Section 9.10.

(j)      The Parties shall use commercially reasonable efforts to encourage the arbitrators to resolve any arbitration related to any Agreement Dispute as promptly as practicable.

(k)      Except as required by applicable Law, including disclosure or reporting requirements, the arbitrators and the Parties shall maintain the confidentiality of all information, records, reports, or other documents obtained in the course of the arbitration, and of all awards, orders, or other arbitral decisions rendered by the arbitrators.

(l)      The arbitrators may consolidate any arbitration under this Agreement with any arbitration arising under or relating to any of the Ancillary Agreements if the subjects of the disputes arise out of or relate essentially to the same set of facts or transactions. The arbitrators that will preside over any such consolidated arbitration shall be the arbitrators appointed for the arbitration proceeding that was commenced first in time.

(m)     Unless otherwise agreed in writing, the Parties shall continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article X with respect to all matters not subject to such dispute resolution.

ARTICLE XI

TERMINATION

Section 11.1     Termination. Upon written notice, this Agreement and each of the Ancillary Agreements, if any, may be terminated at any time prior to the Effective Time by and in the sole discretion of FTAI without the approval of any other Party.

Section 11.2     Effect of Termination. In the event of termination pursuant to Section 11.1, neither Party shall have any Liability of any kind to the other Party.

ARTICLE XII

MISCELLANEOUS

Section 12.1     Further Assurances. Subject to the limitations or other provisions of this Agreement, (a) each Party shall, and shall cause the other members of its Group to, use commercially reasonable efforts (subject to, and in accordance with applicable Law) to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other Party in doing, all things reasonably necessary, proper or advisable to consummate and make effective the Transactions and to carry out the intent and purposes of this Agreement, including using commercially reasonable efforts to obtain satisfaction of the conditions precedent in Article V within its reasonable control and to perform all covenants and agreements herein applicable to such Party or any member of its Group and (b) neither Party will, nor will either Party allow any other member of its Group to, without the prior written consent of the other Party, take any action which would reasonably be expected to prevent or materially impede, interfere with or delay any of the Transactions. Without limiting the generality of the foregoing, where the cooperation of third parties, such as insurers or trustees, would be necessary in order for a Party to completely fulfill its obligations under this Agreement, such Party shall use commercially reasonable efforts to cause such third parties to provide such cooperation.

Section 12.2     Payment of Expenses. All costs and expenses incurred and directly related to the Transactions shall: (i) to the extent incurred and payable on or prior to the Distribution Date, be paid by FTAI; and (ii) to the extent arising and payable following the Distribution Date, be paid by the Party incurring such cost or expense.

Section 12.3     Amendments and Waivers.

(a)      Subject to Section 11.1, this Agreement may not be amended except by an agreement in writing signed by both Parties.

(b)      Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party entitled to the benefit thereof and any such waiver shall be validly and sufficiently given for the purposes of this Agreement if it is in writing signed by an authorized representative of such Party. No delay or failure in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that either Party would otherwise have.

Section 12.4     Entire Agreement. This Agreement, the Ancillary Agreements, if any, and the Exhibits and Schedules referenced herein and therein and attached hereto or thereto, constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior negotiations, agreements, commitments, writings, courses of dealing and understandings with respect to the subject matter hereof.

Section 12.5     Survival of Agreements. Except as otherwise expressly contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.

Section 12.6     Third Party Beneficiaries. Except (a) as provided in Article IX relating to Indemnitees and for the release of any Person provided under Section 9.1, (b) as provided in Section 7.1 relating to insured persons and (c) as provided in Section 8.1(a), this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

Section 12.7     Notices. All notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) five (5) Business Days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by email (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, (c) when delivered, if delivered personally to the intended recipient, and (d) one (1) Business Day following sending by overnight delivery via a national courier service and, in each case, addressed to a Party at the following address for such Party:

(a)      If to FTAI:

Fortress Transportation and Infrastructure Investors LLC
c/o Fortress Investment Group
1345 Avenue of the Americas, 45th Floor
New York, New York 10105
Attention: Joseph Adams; BoHee Yoon
Email: jadams@fortress.com; byoon@fortress.com

(b)      If to FTAI Infrastructure:

FTAI Infrastructure Inc.
1345 Avenue of the Americas, 45th Floor
New York, New York 10105
Attention: Kenneth Nicholson; Kevin Krieger
Email: knicholson@fortress.com; kkrieger@fortress.com

Section 12.8     Counterparts; Electronic Delivery. This Agreement may be executed in multiple counterparts, each of which when executed shall be deemed to be an original, but all of which together shall constitute one and the same agreement. Execution and delivery of this Agreement or any other documents pursuant to this Agreement by facsimile, .pdf or other electronic means shall be deemed to be, and shall have the same legal effect as, execution by an original signature and delivery in person.

Section 12.9     Severability. If any term or other provision of this Agreement or the Exhibits and Schedules attached hereto or thereto is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the court, administrative agency or arbitrator shall interpret this Agreement so as to affect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the fullest extent possible. If any sentence in this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

Section 12.10  Assignability; Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns; provided, however, that the rights and obligations of each Party under this Agreement shall not be assignable, in whole or in part, directly or indirectly, whether by operation of law or otherwise, by such Party without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed) and any attempt to assign any rights or obligations under this Agreement without such consent shall be null and void. Notwithstanding the foregoing, either Party may assign its rights and obligations under this Agreement to any of their respective Affiliates provided that no such assignment shall release such assigning Party from any liability or obligation under this Agreement.

Section 12.11   Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive Laws of the State of New York, without regard to any conflicts of law provisions thereof that would result in the application of the Laws of any other jurisdiction.

Section 12.12   Construction. This Agreement shall be construed as if jointly drafted by the Parties and no rule of construction or strict interpretation shall be applied against either Party. The Parties represent that this Agreement is entered into with full consideration of any and all rights which the Parties may have. The Parties have relied upon their own knowledge and judgment. The Parties have had access to independent legal advice, have conducted such investigations they thought appropriate, and have consulted with such other independent advisors as they deemed appropriate regarding this Agreement and their rights and asserted rights in connection therewith. The Parties are not relying upon any representations or statements made by the other Party, or such other Party’s employees or Representatives, regarding this Agreement, except to the extent such representations are expressly set forth or incorporated in this Agreement. The Parties are not relying upon a legal duty, if one exists, on the part of the other Party (or such other Party’s employees or Representatives) to disclose any information in connection with the execution of this Agreement or their preparation, it being expressly understood that neither Party shall ever assert any failure to disclose information on the part of the other Party as a ground for challenging this Agreement.

Section 12.13   Performance. Each Party shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party.

Section 12.14   Title and Headings. Titles and headings to Sections and Articles are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 12.15   Exhibits and Schedules. The Exhibits and Schedules attached hereto are incorporated herein by reference and shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers as of the date first set forth above.

FORTRESS TRANSPORTATION & INFRASTRUCTURE INVESTORS LLC

By:	/s/ Joseph P. Adams Jr.
	Name:	Joseph P. Adams Jr.
	Title:	Chief Executive Officer

FTAI INFRASTRUCTURE INC.

By:	/s/ Kenneth Nicholson
	Name:	Kenneth Nicholson
	Title:	Chief Executive Officer

[Signature Page to Separation and Distribution Agreement]

Exhibit A

FTAI Infrastructure Subsidiaries

Subsidiary		State of Formation
1.	FTAI Energy Holdings LLC	Delaware
2.	FTAI Energy Holdings Sub II LLC	Delaware
3.	FTAI Energy Holdings Sub I LLC	Delaware
4.	Transtar, LLC	Delaware
5.	Aleon Renewable Metals LLC and Gladieux Metals Recycling	Delaware
6.	Katahdin Railcar Services LLC	Delaware
7.	FYX Holdco LLC	Delaware
8.	WWTAI Container Holdco Ltd.	Bermuda
9.	WWTAI Container 1 Ltd.	Bermuda
10.	Delaware River Partners Holdco LLC	Delaware
11.	Ohio River Partners Holdco LLC	Delaware

Disclosure Schedules:

Section 1.1	Assets of FTAI Infrastructure other than Equity of Subsidiaries
Section 1.2	Potential Liabilities
Section 2.2(b)	Intercompany Agreements
Section 2.3	Intercompany Accounts